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As filed with the Securities and Exchange Commission on May 5, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Regal Entertainment Group
Regal Cinemas Corporation
(Exact name of registrant as specified in its charter)

(See table of additional registrant guarantors on the following page)

Delaware Delaware	02-0556934 02-0624987
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Peter B. Brandow, Esq. Executive Vice President, General Counsel and Secretary
7132 Regal Lane Knoxville, Tennessee 37918 (865) 922-1123	7132 Regal Lane Knoxville, Tennessee 37918 (865) 922-1123
(Address, including zip code and telephone number, including area code, of registrants' principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Richard J. Mattera, Esq. Hogan Lovells US LLP One Tabor Center 1200 Seventeenth St., Suite 1500 Denver, Colorado 80202 (303) 899-7300	Casey T. Fleck, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Suite 3400 Los Angeles, California 90071 (213) 687-5000

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (check one)

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

8.625% Senior Notes due 2019	$—	$—

Guarantees of 8.625% Senior Notes due 2019(2)	—	—

Total	$—	$—

(1)
An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

(2)
Regal Entertainment Group and each of the entities listed as additional registrant guarantors on the following page has agreed to jointly, severally and unconditionally guarantee the 8.625% Senior Notes due 2019 on a senior unsecured basis. Pursuant to Rule 457(n), no separate fee is payable for these guarantees.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
A 3 Theatres of San Antonio, Ltd.	Texas	74-2445508
A 3 Theatres of Texas, Inc.	Delaware	95-4211888
Consolidated Theatres Management, L.L.C.	Delaware	56-2100237
Eastgate Theatre, Inc.	Oregon	93-0557513
Edwards Theatres, Inc.	Delaware	33-0976218
Frederick Plaza Cinema, Inc.	Maryland	04-2500121
Hoyts Cinemas Corporation	Delaware	04-2981190
Interstate Theatres Corporation	Massachusetts	04-1472970
R.C. Cobb, Inc.	Alabama	63-0376608
R.C. Cobb II, LLC	Delaware	27-1923174
RCI/FSSC, LLC	New York	16-1768756
RCI/RMS, LLC	Delaware	06-1683875
Regal Cinemas Holdings, Inc.	Delaware	62-1843011
Regal Cinemas, Inc.	Tennessee	62-1412720
Regal Cinemas II, LLC	Delaware	27-1923323
Regal CineMedia Corporation	Virginia	03-0398467
Regal Gallery Place, LLC	Washington D.C.	20-1702561
Regal Investment Company	Colorado	52-2032807
Richmond I Cinema, L.L.C.	Delaware	56-2115915
UA Swansea, LLC	Tennessee	20-1997413
United Artists Properties I Corp.	Colorado	84-1093560
United Artists Realty Company	Delaware	22-2861013
United Artists Theatre Company	Delaware	84-1198391

(1)
The address and telephone number of each of the additional registrant guarantors' principal executive offices is c/o Regal Cinemas Corporation, 7132 Regal Lane, Knoxville, Tennessee 37918, (865) 922-1123.

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 5, 2010

PRELIMINARY PROSPECTUS

$250,000,000

Regal Cinemas Corporation

8.625% Senior Notes due 2019

Fully and Unconditionally Guaranteed by Regal Entertainment Group

         Regal Cinemas is offering $250,000,000 principal amount of Regal Cinemas' 8.625% Senior Notes due 2019. Regal Cinemas will pay interest on the notes at a rate of 8.625% per year, in arrears, on July 15 and January 15 of each year, beginning July 15, 2010. The notes will mature on July 15, 2019.

         Regal Cinemas may redeem some or all of the notes at any time prior to July 15, 2014 at a price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date and a "make-whole" premium, as described in this prospectus. Regal Cinemas may redeem some or all of the notes at any time on or after July 15, 2014 at the redemption prices set forth in this prospectus. In addition, prior to July 15, 2012, Regal Cinemas may redeem up to 35% of the original aggregate principal amount of the notes of this series using the net proceeds from certain equity offerings at the redemption price set forth in this prospectus. If Regal Cinemas experiences certain change of control events, Regal Cinemas will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. There is no sinking fund for the notes.

         The notes will be Regal Cinemas' general, unsecured senior obligations. They will rank senior in right of payment to all of Regal Cinemas' existing and future subordinated indebtedness and will be equal in right of payment with all of Regal Cinemas' existing and future senior indebtedness, without giving effect to collateral arrangements. Regal Cinemas' obligations under the notes will be fully and unconditionally guaranteed by Regal Cinemas' indirect parent, Regal Entertainment Group, and by all of Regal Cinemas' existing and future subsidiaries that guarantee Regal Cinemas' other indebtedness (collectively, the "guarantors"). The notes and the guarantees, respectively, will be effectively subordinated to Regal Cinemas' existing and future secured indebtedness and that of the guarantors to the extent of the value of the assets securing that indebtedness.

         The notes offered hereby are additional notes that will be issued under the same indenture as part of the same series as our existing $400,000,000 aggregate principal amount of 8.625% Senior Notes due 2019. The notes offered hereby will be pari passu with, and vote on any matter submitted to noteholders with, the existing 8.625% Senior Notes due 2019.

         The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

         Investing in the notes involves risks. See "Risk Factors" beginning on page 13.

	Offering Price(1)		Underwriting Discounts and Commissions		Proceeds Before Expenses to Regal Cinemas
Per Note		%		%		%
Total	$		$		$

(1)
Plus accrued interest from January 15, 2010.

         Delivery of the notes in book-entry form is expected to be made on or about May 17, 2010.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse
Barclays Capital
BofA Merrill Lynch
Deutsche Bank Securities

The date of this prospectus is May     , 2010.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer is not permitted. This prospectus may only be used where it is legal to sell the notes. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

 MARKET INFORMATION

        Information regarding market share, market position and industry data pertaining to our business contained in or incorporated by reference into this prospectus consists of estimates based on data and reports compiled by industry professional organizations (including the Motion Picture Association of America and the National Association of Theatre Owners) and analysts, and our knowledge of our revenues and markets.

        We take responsibility for compiling and extracting, but have not independently verified, market and industry data provided by third parties, or by industry or general publications, and take no further responsibility for such data. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources, and we cannot assure you as to their accuracy.

 NON-GAAP FINANCIAL MEASURES

        We note that the Securities Exchange Commission, or the SEC, has adopted certain guidelines regarding the use of financial measures that are not prepared in accordance with U.S. generally accepted accounting principles, or GAAP. We include and incorporate by reference in this prospectus certain non-GAAP financial measures, such as EBITDA and Adjusted EBITDA. See Note 3 to "Summary—Summary Financial Data."

i

 FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of invoking these safe harbor provisions. All statements other than statements of historical facts included, or incorporated by reference, in this prospectus, including, without limitation, certain statements regarding our financial position, future plans, strategies and expectations on revenue growth, expansion opportunities, strategic acquisitions, operating costs and expenses, and industry trends, may constitute forward-looking statements. In some cases you can identify these forward-looking statements by words like "may," "will," "should," "expects," "plans," "anticipates," "intends," "foresees," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those words and other comparable words. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those indicated in these statements as a result of certain risk factors as more fully discussed in the section entitled "Risk Factors" below.

        Specific factors that might cause actual results to differ from our expectations and that may affect our ability to pay timely amounts due under the notes or that may affect the value of the notes include, but are not limited to:

  •
  our substantial debt and lease obligations and the availability and adequacy of cash flow to meet our lease obligations and debt service requirements, including payments of amounts due under the notes and Regal Cinemas' senior credit facility;

  •
  competitive pressures from other motion picture exhibitors;

  •
  our dependence upon motion picture production, distribution, supply, licensing and performance and our relationships with film distributors;

  •
  increased capital expenditures due to the development of digital technology and changes in consumer preferences for our current megaplex format;

  •
  reduced attendance and ticket prices at movies generally, whether due to a prolonged economic downturn, a reduction in popular movies, a reduction of marketing of films by movie studios or an increase in the use or popularity of alternative film delivery methods;

  •
  failure to identify suitable acquisition candidates and successfully integrate the businesses that we acquire in the future, or competition acquiring such candidates;

  •
  dependence on senior management;

  •
  control by Anschutz Company;

  •
  performance of our investment in National CineMedia, LLC;

  •
  increased costs of operation, such as increased film licensing costs, rising cost of concessions or increases in hourly wages;

  •
  a change in the cost of attending movies relative to alternative forms of entertainment;

  •
  national, regional and local economic conditions that may affect the markets in which we operate;

  •
  changes in our credit rating may impact the market price or liquidity of the notes, an active trading market for the notes may not develop;

ii

  •
  in a case of a change of control, we may not have the funds required to repurchase the notes as required by the indenture;

  •
  the notes are effectively subordinated to the existing and future liabilities of our non-guarantor subsidiaries, and your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize;

  •
  only subsidiaries that guarantee our other indebtedness guarantee the notes, and in certain circumstances, their guarantees are subject to automatic release; and

  •
  other factors discussed under the section entitled "Risk Factors" or elsewhere in this prospectus, including in the filings with the SEC that are incorporated by reference in this prospectus.

        We do not guarantee future results and undertake no obligation to update the forward-looking statements to reflect events or circumstances occurring after the date of this prospectus, unless we have obligations under the federal securities laws to update and disclose material developments to previously disclosed information.

iii

SUMMARY

        This summary contains basic information about this offering. This summary is not complete and does not contain all the information you should consider before investing in the notes. You should read this summary in conjunction with, and the summary is qualified in its entirety by, the more detailed information contained elsewhere, or incorporated by reference, in this prospectus, including the information under "Risk Factors" and the financial statements and related notes. Except as otherwise noted or unless the context otherwise requires, references in this prospectus to "we," "our," "us," or "REG" refer to Regal Entertainment Group and its consolidated subsidiaries, including Regal Cinemas Corporation. Except as otherwise noted or unless the context otherwise requires, references in this prospectus to "Regal Cinemas" refer to Regal Cinemas Corporation. References in this prospectus to subsidiaries of the guarantors do not include Regal Cinemas as the issuer of the notes.

Regal Cinemas Corporation

        Regal Cinemas is an intermediate holding company and is the wholly owned subsidiary of Regal Entertainment Holdings, Inc., or REH, which is the wholly owned subsidiary of REG. Regal Cinemas' wholly owned direct and indirect subsidiaries, which include Regal Cinemas, Inc., Edwards Theatres, Inc., Hoyts Cinemas Corporation, and United Artists Theatre Company, hold substantially all of REG's theatre assets. Only one theatre containing 14 screens is held outside of Regal Cinemas and its consolidated subsidiaries.

Regal Entertainment Group

        We operate the largest and most geographically diverse theatre circuit in the United States, consisting of 6,739 screens in 545 theatres in 38 states and the District of Columbia as of April 1, 2010, with over 244 million annual attendees for the fifty-two week fiscal year ended December 31, 2009. Our geographically diverse circuit includes theatres in 43 of the top 50 United States designated market areas.

        We operate multi-screen theatres and, as of December 31, 2009, had an average of 12.4 screens per location, which is well above the North American motion picture exhibition industry 2009 average of 6.6 screens per location. We develop, acquire and operate multi-screen theatres primarily in mid-sized metropolitan markets and suburban growth areas of larger metropolitan markets throughout the United States. For the fiscal year ended December 31, 2009, we reported total revenues and Adjusted EBITDA (as defined in Note 3 to "—Summary Financial Data") of $2,893.9 million and $559.8 million, respectively. In addition, we generated $410.8 million of cash flows from operating activities during the fiscal year ended December 31, 2009. For the fiscal quarter ended April 1, 2010, we reported total revenues and Adjusted EBITDA of $719.8 million and $135.1 million, respectively. In addition, we generated $77.9 million of cash flows from operating activities during the fiscal quarter ended April 1, 2010.

        We also have an investment in National CineMedia, LLC, or National CineMedia, which primarily concentrates its efforts on in-theatre advertising and creating complementary business lines that leverage the operating personnel, asset and customer bases of its theatrical exhibition partners, which includes us, AMC Entertainment, Inc. and Cinemark, Inc. National CineMedia operates the largest digital in-theatre network in North America and utilizes its in-theatre digital content network to distribute pre-feature advertising, cinema and lobby advertising and entertainment programming content.

Competitive Strengths

        We believe that the following competitive strengths position us to capitalize on future opportunities:

        Industry Leader.    We are the largest domestic motion picture exhibitor operating 6,739 screens in 545 theatres in 38 states and the District of Columbia, as of April 1, 2010. We believe that the quality and size of our theatre circuit is a significant competitive advantage for negotiating attractive national contracts and generating economies of scale. We believe that our market leadership allows us to capitalize on favorable attendance trends and attractive consolidation opportunities.

        Superior Management Drives Strong Operating Margins.    Our operating philosophy focuses on efficient operations and strict cost controls at both the corporate and theatre levels. At the corporate level, we are able to capitalize on our size and operational expertise to achieve economies of scale in purchasing and marketing functions. We also have developed an efficient purchasing and distribution supply chain that generates favorable concession margins. At the theatre level, management devotes significant attention to cost controls through the use of detailed management reports and performance-based compensation programs to encourage theatre managers to control costs effectively and increase concession sales.

        Acquisition and Integration Expertise.    We have significant experience identifying, completing and integrating acquisitions of theatre circuits. Since our 2002 initial public offering, we have demonstrated our ability to enhance revenues and realize operating efficiencies through the successful acquisition and integration of seven theatre circuits, consisting of 149 theatres and 1,702 screens, including the acquisition of Consolidated Theatre Holdings, G.P., or Consolidated Theatres, in fiscal 2008. We have generally achieved immediate cost savings at acquired theatres and improved their profitability through the application of our consolidated operating functions and key supplier contracts.

        Quality Theatre Portfolio.    We believe that we operate one of the most modern theatre circuits among major motion picture exhibitors. As of April 1, 2010, approximately 81% of our screens were located in theatres featuring stadium seating and approximately 85% of our screens were located in theatres with 10 or more screens. Our theatres have an average of 12.4 screens per location, which is well above the North American motion picture exhibition industry 2009 average of 6.6 screens per location. We believe that our modern theatre portfolio coupled with our operating margins should allow us to generate significant cash flows from operations. We believe that our theatre circuit will be further enhanced with the installation of digital projection systems in our theatres.

        Investment in National CineMedia.    National CineMedia operates the largest digital in-theatre network in North America representing approximately 16,800 screens (of which 15,400 are part of National CineMedia's digital content network) as of December 31, 2009 and reaching approximately 667 million movie guests during 2009. National CineMedia utilizes its in-theatre digital content network to distribute pre-feature advertising, cinema and lobby advertising and entertainment programming content. We owned, as of April 1, 2010, on a fully diluted basis, a 24.8% interest in National CineMedia.

Business Strategy

        Our business strategy is to continue to focus on enhancing our position in the motion picture exhibition industry by capitalizing on industry consolidation opportunities, realizing selective growth opportunities through new theatre construction and expanding and upgrading our existing asset base with new technologies. Key elements of our strategy include:

        Expanding Leading Market Position.    We are the largest domestic motion picture exhibitor operating 6,739 screens in 545 theatres in 38 states and the District of Columbia as of April 1, 2010.

We will continue to seek to maintain and expand our market leadership position through attractive consolidation opportunities and by leveraging the quality and size of our theatre circuit.

        Pursuing Strategic Acquisitions.    We believe that our acquisition experience and capital structure position us well to take advantage of future acquisition opportunities. We intend to selectively pursue accretive theatre acquisitions that enhance our asset base and improve our consolidated operating results.

        Pursuing Selective Growth Opportunities.    We intend to selectively pursue expansion opportunities through new theatre construction that meets our strategic and financial return criteria. We also intend to enhance our theatre operations by selectively expanding and upgrading existing properties in prime locations. In addition, we expect to continue to create new strategic marketing and loyalty programs aimed at increasing attendance and enhance our food and beverage offerings.

        Pursuing Premium Experience Opportunities.    We continue to embrace new technologies to enhance the movie-going experience and broaden our content offerings. Specifically, we expect that the installation of digital projection systems, when combined with 3D technology or IMAX® theatre systems, will allow us to offer our patrons premium 3D and large format movie experiences, which we believe will generate incremental revenue for us. In addition, we believe digital projections systems will allow us to broaden our offerings by permitting producers of specialty content cost-efficient access to our screens. As of April 1, 2010, we operated 543 digital screens outfitted with digital projection systems, 527 of which are 3D capable.

New Senior Credit Facility

        Substantially concurrent with the completion of this offering of the notes, we will amend and restate our existing senior credit facility. The new sixth amended and restated senior credit facility, which we refer to as the new senior credit facility, is expected to consist of a $1,250.0 million term loan facility and a $85.0 million revolving credit facility. The new senior credit facility will permit Regal Cinemas to borrow additional term and revolving loans thereunder, subject to lenders providing additional commitments of up to $200.0 million and satisfaction of other conditions. We intend to use the net proceeds from this offering, together with the borrowings under the term loan from the new senior credit facility on the closing date of the new senior credit facility, (i) to repay all of the approximately $1,262.1 million of outstanding indebtedness under our existing senior credit facility, (ii) to repurchase all of the outstanding $51.5 million aggregate principal amount of Regal Cinemas' 9.375% senior subordinated notes due 2012, (iii) to pay fees and expenses related to this offering and the new senior credit facility, and (iv) for general corporate purposes, which may include the repayment or repurchase of other indebtedness. The new senior credit facility is expected to be guaranteed by Regal Cinemas' existing subsidiaries (subject to certain exceptions) and secured by, among other things, a lien on substantially all of the personal property and certain real property of Regal Cinemas and the guarantors and a lien on the stock of Regal Cinemas. The new senior credit facility is also expected to be guaranteed by (x) REH with recourse to REH under such guaranty limited to stock of Regal Cinemas pledged by REH and (y) REG, on an unsecured basis.

        The term loan facility is expected to mature six and one half years after the closing date of the new senior credit facility and the revolving credit facility is expected to mature five years after the closing date of the new senior credit facility. Borrowings under the new senior credit facility will bear interest, at Regal Cinemas' option, at either a base rate or an adjusted LIBOR rate plus, in each case, an applicable margin. This offering is conditioned on our entering into the new senior credit facility. See "Description of New Senior Credit Facility."

Additional Information

        We and Regal Cinemas are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 7132 Regal Lane, Knoxville, Tennessee 37918, and our telephone number is (865) 922-1123. Our Internet address is www.regmovies.com. The contents of our website are not a part of this prospectus.

(1)
REG is a public company listed on the New York Stock Exchange and will guarantee the notes offered hereby.

(2)
As of April 1, 2010, REG had outstanding $195.7 million aggregate principal amount (which is net of debt discount) of 6.25% convertible senior notes due 2011 that pay interest semi-annually in arrears. None of REG's subsidiaries have guaranteed any of its obligations with respect to the 6.25% convertible senior notes.

(3)
Regal Cinemas' new senior credit facility is expected to be comprised of a term loan facility in an aggregate original principal amount of $1,250.0 million and a revolving credit facility in an aggregate principal amount of up to $85.0 million. The entire amount of such term loan facility is expected to be outstanding on the closing date of the new senior credit facility. Borrowings under such revolving credit facility may be made from time to time, subject to satisfaction of customary conditions. Regal Cinemas is also expected to be entitled to incur additional term loans under the new senior credit facility, subject to lenders providing additional commitments of up to $200.0 million and satisfaction of other conditions as well as other term and revolving loans for acquisitions and certain capital expenditures subject to the satisfaction of certain conditions and lenders providing additional commitments. The term loan facility is expected to mature six and one half years after the closing date of the new senior credit facility and the revolving credit facility will mature five years after the closing date of the new senior credit facility. Borrowings under the senior credit facility will bear interest, at Regal Cinemas' option, at either a base rate or an adjusted LIBOR Rate plus, in each case, an applicable margin. The new senior credit facility is expected to be guaranteed by Regal Cinemas' existing subsidiaries (subject to certain exceptions) and secured by, among other things, a lien on substantially all of the personal property and certain real property of Regal Cinemas and the guarantors and a lien on the stock of Regal Cinemas. The new senior credit facility is also expected to be guaranteed by (i) REH with recourse to REH under such guaranty limited to stock of Regal Cinemas pledged by REH and (ii) REG, on an unsecured basis.

(4)
As of April 1, 2010, Regal Cinemas had outstanding $391.0 million aggregate principal amount (which is net of debt discount) of 8.625% senior notes due 2019 that are part of the same series as the notes offered hereby.

(5)
As of April 1, 2010, Regal Cinemas had outstanding $51.5 million aggregate principal amount of 9.375% senior subordinated notes due 2012 that pay interest semi-annually, all of which Regal Cinemas intends to repurchase with the proceeds from this offering and borrowings under its new senior credit facility. The 9.375% senior subordinated notes are guaranteed by substantially all of Regal Cinemas' existing subsidiaries.

(6)
The subsidiaries that will guarantee the new senior credit facility also guarantee the existing 8.625% senior notes and will guarantee the notes offered hereby.

For further discussion of the indebtedness of Regal Cinemas and REG, see "Description of New Senior Credit Facility" and "Description of Other Indebtedness" in this prospectus.

The Offering

Issuer	Regal Cinemas Corporation.
Notes Offered	$250.0 million aggregate principal amount of 8.625% senior notes due 2019.
Maturity Date	July 15, 2019.
Interest	8.625% per annum on the principal amount, payable semi-annually in arrears on July 15 and January 15 of each year, beginning July 15, 2010.
Guarantees	The notes will be fully and unconditionally guaranteed on a joint and several senior unsecured basis by Regal Cinemas' indirect parent, REG, and by all of Regal Cinemas' existing and future domestic restricted subsidiaries that guarantee its other indebtedness. See "Description of the Notes—Parent Guarantee" and "Description of the Notes—Subsidiary Guarantees."
Ranking	The notes will be Regal Cinemas' general senior unsecured obligations and they will:
• rank equally in right of payment with all of Regal Cinemas' existing and future senior unsecured indebtedness, including Regal Cinemas' existing 8.625% senior notes due 2019;
• rank senior in right of payment to all of Regal Cinemas' existing and future subordinated indebtedness, including Regal Cinemas' existing 9.375% senior subordinated notes due 2012;
• be effectively subordinated to all of Regal Cinemas' existing and future secured indebtedness, including all borrowings under Regal Cinemas' new senior credit facility, to the extent of the value of the collateral securing such indebtedness; and
• be structurally subordinated to all existing and future indebtedness and other liabilities of any of Regal Cinemas' subsidiaries that is not a guarantor of the notes.
The guarantees will be the guarantors' general senior unsecured obligations and they will:
• rank equally in right of payment with all of the guarantors' existing and future senior unsecured indebtedness, including REG's 6.25% convertible senior notes due 2011 and Regal Cinemas' existing 8.625% senior notes due 2019;
• rank senior in right of payment to all of the guarantors' existing and future subordinated indebtedness, including the guarantees of Regal Cinemas' existing 9.375% senior subordinated notes due 2012;

• be effectively subordinated to all of the guarantors' existing and future secured indebtedness, including the guarantees under Regal Cinemas' new senior credit facility, to the extent of the value of the collateral securing such indebtedness; and
• be structurally subordinated to all existing and future indebtedness and other liabilities of any of the guarantors' subsidiaries that is not a guarantor of the notes.
The notes offered hereby are additional notes that will be issued under the same indenture as part of the same series as our existing 8.625% senior notes due 2019. The notes offered hereby will vote on any matter submitted to noteholders with the existing 8.625% senior notes due 2019.
As of April 1, 2010, on an as adjusted basis to give effect to this offering, borrowings under the term loan from the new senior credit facility, repayment of Regal Cinemas' existing senior credit facility, repurchase of Regal Cinemas' 9.375% senior subordinated notes due 2012, and the application of the estimated net proceeds as contemplated under the caption "Use of Proceeds," the notes and the guarantees would have ranked effectively junior to approximately $1,250.0 million of Regal Cinemas' senior secured indebtedness under its new senior credit facility and would have ranked pari passu with Regal Cinemas' subsidiaries approximately $679.3 million of capital lease financing and other obligations, REG's 6.25% convertible senior notes due 2011 and Regal Cinemas' existing 8.625% senior notes due 2019.
As of April 1, 2010, Regal Cinemas' subsidiaries that are not guarantors of the notes would have accounted for approximately $238.8 million, or 8.1%, of REG's total revenues for the 52 weeks ended April 1, 2010, approximately $183.0 million, or 7.1%, of REG's total assets and approximately $84.3 million, or 3.0%, of REG's total liabilities.
Optional Redemption	Prior to July 15, 2014, Regal Cinemas may redeem all or any part of the notes at its option at 100% of the principal amount plus a make-whole premium. Regal Cinemas may redeem the notes in whole or in part at any time on or after July 15, 2014 at the redemption prices described in this prospectus. In addition, prior to July 15, 2012, Regal Cinemas may redeem up to 35% of the original aggregate principal amount of notes of this series from the net proceeds of certain equity offerings at the redemption price set forth in this prospectus. See "Description of the Notes—Optional Redemption."
Sinking Fund	None.

Change of Control	If Regal Cinemas experiences a change of control, holders of the notes will have the right to require Regal Cinemas to repurchase the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the repurchase. See "Description of the Notes—Change of Control."
Covenants	Regal Cinemas will issue the notes under the same indenture that governs Regal Cinemas' existing 8.625% senior notes due 2019. The indenture governing the notes, among other things, restricts Regal Cinemas' and its subsidiary guarantors' (but not REG's) ability to:
	•	incur additional indebtedness;
	•	make distributions or certain other restricted payments;
	•	enter into transactions with their affiliates;
	•	grant liens securing indebtedness;
	•	create dividend and other payment restrictions affecting their subsidiaries; and
	•	merge or consolidate with or into other companies or transfer all or substantially all of their assets.
These restrictions and prohibitions are subject to a number of important qualifications and exceptions, including of certain of these covenants if and for so long as the notes have investment grade ratings. For more details, see "Description of the Notes—Certain Covenants."
Use of Proceeds	The estimated net proceeds from this offering, after deducting estimated fees and expenses and underwriters' discounts, are expected to be approximately $ million.
Regal Cinemas intends to use all of the net proceeds from this offering and borrowings under the term loan from the new senior credit facility:
	•	to repay all of the approximately $1,262.1 million in outstanding indebtedness under Regal Cinemas' existing senior credit facility;
	•	to repurchase all of the outstanding $51.5 million aggregate principal amount of Regal Cinemas' 9.375% senior subordinated notes due 2012;
	•	to pay fees and expenses related to this offering and the new senior credit facility; and
	•	for general corporate purposes, which may include the repayment or repurchase of other indebtedness.
Trustee	U.S. Bank National Association.
Risk Factors	You should carefully consider the information set forth in the section entitled "Risk Factors" beginning on page 13 of this prospectus and all other information provided to you in this prospectus and the documents incorporated by reference in deciding whether to invest in the notes.

Summary Financial Data

        We present below summary historical consolidated financial data of REG based on historical data as of and for the fiscal years ended December 27, 2007, January 1, 2009 (including the results of operations of the 28 theatres acquired from Consolidated Theatres on April 30, 2008 and the subsequent divestiture of four theatres), and December 31, 2009. The fiscal year ended January 1, 2009 consisted of 53 weeks of operations.

        In addition, we present below summary historical consolidated financial data for REG based on historical data as of and for the quarters ended April 2, 2009 and April 1, 2010.

        The summary historical consolidated financial data set forth below (except operating data) as of and for the fiscal years ended December 27, 2007, January 1, 2009 and December 31, 2009 was derived from the audited consolidated financial statements of REG and the notes thereto, and as of and for the fiscal quarter ended April 2, 2009 and April 1, 2010 was derived from the unaudited consolidated financial statements of REG and the notes thereto. The summary historical data may not necessarily be indicative of any future operating results or financial position of REG. In addition to the below summary financial data, you should also refer to the more complete financial information included in REG's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2010, which are incorporated by reference into this prospectus.

	Fiscal year ended December 31, 2009	Fiscal year ended January 1, 2009(1)	Fiscal year ended December 27, 2007	Quarter ended April 1, 2010	Quarter ended April 2, 2009
	(in millions, except per share data)
Statement of Operations Data:
Revenues
Admissions	$1,991.6	$1,883.1	$1,804.5	$506.0	$459.5
Concessions	775.6	758.0	735.0	185.0	179.4
Other operating revenues	126.7	130.8	121.7	28.8	26.7

Total revenues	2,893.9	2,771.9	2,661.2	719.8	665.6
Operating Expenses
Film rental and advertising costs	1,046.5	990.4	957.5	266.7	229.7
Cost of concessions	110.6	106.6	103.8	26.7	24.0
Rent expense	378.8	363.3	335.9	94.7	92.9
Other operating expenses	778.5	739.9	692.3	198.9	185.9
General and administrative expenses (including share-based compensation of $5.9, $5.7, and $5.8 for the fiscal years ended December 31, 2009, January 1, 2009 and December 27, 2007, and share-based compensation of $1.5 and $1.6 for the quarters ended April 1, 2010 and April 2, 2009.)	64.2	62.1	63.1	15.9	15.3
Depreciation and amortization	201.9	202.3	183.4	56.2	49.9
Net loss (gain) on disposal and impairment of operating assets	34.0	22.4	(0.9)	13.1	5.4
Equity in earnings of joint venture including former employee compensation	—	0.5	3.9	—	—

Total operating expenses	2,614.5	2,487.5	2,339.0	672.2	603.1

Income from operations	279.4	284.4	322.2	47.6	62.5
Other expense (income)
Interest expense, net	151.0	128.4	117.2	36.0	37.2
Loss on extinguishment of debt	7.4	3.0	—	—	—
Earnings recognized from National CineMedia	(38.6)	(32.9)	(18.6)	(16.7)	(10.6)
Gain on National CineMedia transaction	—	—	(350.7)	—	—
Gain on sale of Fandango interest	—	(3.4)	(28.6)	—	—
Other, net	2.4	2.9	1.4	0.8	0.2

Total other expense (income), net	122.2	98.0	(279.3)	20.1	26.8

Income before income taxes	157.2	186.4	601.5	27.5	35.7
Provision for income taxes	61.9	74.4	241.2	11.1	14.4
Net income attributable to controlling interest	$95.5	$112.2	$360.4	$16.5	$21.3
Earnings per diluted share	0.62	0.72	2.26	0.11	0.14
Dividends per common share	$0.72	$1.20	$3.20 (2)	$0.18	$0.18

	As of or for the fiscal year ended December 31, 2009	As of or for the fiscal year ended January 1, 2009(1)	As of or for the fiscal year ended December 27, 2007	As of or for the quarter ended April 1, 2010	As of or for the quarter ended April 2, 2009
	(in millions, except ratio and operating data)
Other financial data:
Net cash provided by operating activities	$410.8	$270.9	$453.4	$77.9	$88.4
Adjusted EBITDA(3)	559.8	548.2	533.0	135.1	130.0
Senior leverage	2.6x	3.0x	2.6x	2.6x	3.0x
Total leverage	3.0x	3.3x	2.9x	3.0x	3.3x
Ratio of Earnings to Fixed Charges	1.6x	1.7x	3.4x	1.4x	1.5x
Capital expenditures	$(108.8)	$(131.7)	$(114.4)	$(21.1)	$(27.9)
Balance sheet data at period end:
Cash and cash equivalents	$328.1	$170.2	$435.2	$321.6	$187.0
Total assets	2,637.7	2,595.8	2,634.2	2,588.9	2,563.0
Total debt obligations	1,997.1	2,004.9	1,963.7	1,992.9	1,999.6
Deficit	$(246.9)	$(235.9)	$(117.7)	$(260.7)	$(246.9)
Operating data:
Theatre locations (at end of period)	548	552	527	545	549
Screens (at end of period)	6,768	6,801	6,388	6,739	6,773
Average screens per location	12.4	12.3	12.1	12.4	12.3
Attendance (in millions)	244.5	245.2	242.9	58.6	58.2
Average ticket price	$8.15	$7.68	$7.43	$8.63	$7.90
Average concessions per patron	$3.17	$3.09	$3.03	$3.16	$3.08

(1)
Fiscal year ended January 1, 2009 was comprised of 53 weeks.

(2)
Includes the April 13, 2007 payment of the $2.00 extraordinary cash dividend paid on each share of REG Class A and Class B common stock.

(3)
EBITDA (earnings before interest, taxes, depreciation and amortization expense) and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization expense, gain on NCM transaction, gain on sale of Fandango interest, net loss (gain) on disposal and impairment of operating assets, restructuring expenses, share-based compensation expense, joint venture employee compensation and depreciation and amortization, loss on debt extinguishment and noncontrolling interest and other, net) are non-GAAP financial measures used by management as supplemental liquidity measures. We believe EBITDA and Adjusted EBITDA provide useful measures of cash flows from operations for our investors because EBITDA and Adjusted EBITDA are industry comparative measures of cash flows generated by our operations and because they are financial measures used by management to assess our liquidity. EBITDA and Adjusted EBITDA are not measurements of liquidity under GAAP and should not be considered in isolation or construed as a substitute for other operations data or cash flow data prepared in accordance with GAAP for purposes of analyzing our liquidity. In addition, not all funds depicted by EBITDA or Adjusted EBITDA are available for management's discretionary use. For example, a portion of such funds are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments from time to time as described in more detail in REG's 2009 Annual Report on Form 10-K filed with the SEC on March 1, 2010. EBITDA and Adjusted EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies or comparable measures in our debt agreements.

  The following table reconciles net cash provided by operating activities to EBITDA and Adjusted EBITDA for the periods presented.

	Fiscal year ended December 31, 2009	Fiscal year ended January 1, 2009(1)	Fiscal year ended December 27, 2007	Quarter Ended April 1, 2010	Quarter Ended April 2, 2009
	(in millions)
Net cash provided by operating activities	$410.8	$270.9	$453.4	$77.9	$88.4
Interest expense, net	151.0	128.4	117.2	36.0	37.2
Provision for income taxes	61.9	74.4	241.2	11.1	14.4
Deferred income taxes	1.1	20.2	6.1	6.2	1.6
Loss on debt extinguishment	(7.4)	(3.0)	—	—	—
Changes in operating assets and liabilities	(44.1)	73.7	(265.4)	10.6	(4.4)
Gain on NCM transaction	—	—	350.7	—	—
Gain on sale of Fandango interest	—	3.4	28.6	—	—
Other items, net	(63.0)	(50.7)	(29.6)	(22.0)	(14.4)

EBITDA	$510.3	$517.3	$902.2	$119.8	$122..8
Gain on NCM transaction	—	—	(350.7)	—	—
Gain on sale of Fandango interest	—	(3.4)	(28.6)	—	—
Net loss (gain) on disposal and impairment of operating assets	34.0	22.4	(0.9)	13.1	5.4
Share-based compensation expense	5.9	5.7	5.8	1.5	1.6
Joint venture employee compensation and depreciation and amortization	—	0.5	3.9	—	—
Loss on debt extinguishment	7.4	3.0	—	—	—
Noncontrolling interest and other, net	2.2	2.7	1.3	0.7	0.2

Adjusted EBITDA	$559.8	$548.2	$533.0	$135.1	$130.0

(1)
Fiscal year ended January 1, 2009 was comprised of 53 weeks.

RISK FACTORS

        An investment in the notes offered by this prospectus involves a high degree of risk. You should carefully consider the following risk factors before making an investment decision. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally. Some statements in this prospectus, including within the risk factors below, are forward-looking statements. Please refer to the section entitled "Forward-Looking Statements" for additional risk factors.

Risks Related to Our Business

Our substantial lease and debt obligations could impair our financial condition.

        We have substantial lease and debt obligations. For the fiscal year ended December 31, 2009 or fiscal 2009, our total rent expense and net interest expense were approximately $378.8 million and $151.0 million, respectively. As of December 31, 2009, we had total debt obligations of $1,997.1 million. As of December 31, 2009, we had total contractual cash obligations of approximately $6,330.3 million. In addition, as of April 1, 2010, on an as adjusted basis to give effect to this offering, borrowings under the term loan from the new senior credit facility, repayment of the loans outstanding under Regal Cinemas' existing senior credit facility and the application of the estimated net proceeds as contemplated under the caption "Use of Proceeds," we would have had total debt obligations of $2,179.3 million. For a detailed discussion of our contractual cash obligations and other commercial commitments over the next several years, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Cash Obligations and Commitments" provided in Part II, Item 7 of REG's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, incorporated by reference in this prospectus.

        If we are unable to meet our lease and debt service obligations, we could be forced to restructure or refinance our obligations and seek additional equity financing or sell assets. We may be unable to restructure or refinance our obligations and obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, inability to meet our lease and debt service obligations could cause us to default on those obligations. Many of our lease agreements and the agreements governing the terms of our debt obligations contain restrictive covenants that limit our ability to take specific actions or require us not to allow specific events to occur and prescribe minimum financial maintenance requirements that we must meet. If we violate those restrictive covenants or fail to meet the minimum financial requirements contained in a lease or debt instrument, we would be in default under that instrument, which could, in turn, result in defaults under other leases and debt instruments. Any such defaults could materially impair our financial condition and liquidity.

Our theatres operate in a competitive environment.

        The motion picture exhibition industry is fragmented and highly competitive with no significant barriers to entry. Theatres operated by national and regional circuits and by small independent exhibitors compete with our theatres, particularly with respect to film licensing, attracting patrons and developing new theatre sites. Moviegoers are generally not brand conscious and usually choose a theatre based on its location, the films showing there and its amenities.

        Generally, stadium seating found in modern megaplex theatres is preferred by patrons over slope-floored multiplex theatres, which were the predominant theatre-type built prior to 1996. Although, as of April 1, 2010, approximately 81% of our screens were located in theatres featuring stadium seating, we still serve many markets with sloped-floored multiplex theatres. These theatres may be more vulnerable to competition than our modern megaplex theatres, and should other theatre operators choose to build and operate modern megaplex theatres in these markets, the performance of our theatres in these markets may be significantly and negatively impacted. In addition, should other theatre operators return to the aggressive building strategies undertaken in the late 1990's, our attendance, revenue and income from operations per screen could decline substantially.

We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We license first-run motion pictures, the success of which has increasingly depended on the marketing efforts of the major motion picture studios. Poor performance of, or any disruption in the production of these motion pictures (including by reason of a strike or lack of adequate financing), or a reduction in the marketing efforts of the major motion picture studios, could hurt our business and results of operations. In addition, a change in the type and breadth of movies offered by motion picture studios may adversely affect the demographic base of moviegoers.

Development of digital technology may increase our capital expenses.

        The industry is in the process of converting film-based media to electronic-based media. There are a variety of constituencies associated with this anticipated change, which may significantly impact industry participants, including content providers, distributors, equipment providers and exhibitors. Should the conversion process rapidly accelerate and the major motion picture studios not cover the cost of the conversion as expected, we may have to use cash flow from operations, cash on hand or raise additional capital to finance the conversion costs associated with this potential change. The additional capital necessary may not, however, be available to us on attractive terms, if at all. Furthermore, it is impossible to accurately predict how the roles and allocation of costs (including operating costs) between various industry participants will change as the industry changes from physical media to electronic media.

An increase in the use of alternative film delivery methods may drive down movie theatre attendance and reduce ticket prices.

        We also compete with other movie delivery vehicles, including cable television, downloads via the Internet, in-home video and DVD, satellite and pay-per-view services. Traditionally, when motion picture distributors licensed their products to the domestic exhibition industry, they refrained from licensing their motion pictures to these other delivery vehicles during the theatrical release window. We believe that a material contraction of the current theatrical release window could significantly dilute the consumer appeal of the in-theatre motion picture offering, which could have a material adverse effect on our business and results of operations. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, concerts, live theatre and restaurants.

We depend on our relationships with film distributors.

        The film distribution business is highly concentrated, with ten major film distributors accounting for approximately 95% of our admissions revenues during fiscal 2009. Our business depends on maintaining good relations with these distributors. In addition, we are dependent on our ability to negotiate commercially favorable licensing terms for first-run films. A deterioration in our relationship with any of the ten major film distributors could affect our ability to negotiate film licenses on favorable terms or our ability to obtain commercially successful films and, therefore, could hurt our business and results of operations.

No assurance of a supply of motion pictures.

        The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. Consent decrees resulting from those cases effectively require major motion picture distributors to offer and license films to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

We may not benefit from our acquisition strategy.

        We may have difficulty identifying suitable acquisition candidates. Even if we do identify such candidates, we anticipate significant competition from other motion picture exhibitors and financial buyers when trying to acquire these candidates, and there can be no assurances that we will be able to acquire such candidates at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. As a result of this competition for limited assets, we may not succeed in acquiring suitable candidates or may have to pay more than we would prefer to make an acquisition. If we cannot identify or successfully acquire suitable acquisition candidates, we may not be able to successfully expand our operations and the market price of our securities could be adversely affected.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. There can be no assurance, however, that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. If we cannot generate sufficient cash flow to service debt incurred to finance an acquisition, our results of operations and profitability would be adversely affected. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating the acquired operations and personnel and integrating them into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated;

  •
  the possibility that any acquired theatres or theatre circuit operators do not perform as expected; and

  •
  the possibility that the Antitrust Division of the United States Department of Justice (the "DOJ") may require us to dispose of existing or acquired theatres in order to complete acquisition opportunities.

Our investment in and revenues from National CineMedia may be negatively impacted by the competitive environment in which National CineMedia operates.

        As of April 1, 2010, we owned approximately 24.8% of National CineMedia. In addition, we receive theatre access fees and mandatory distributions of excess cash from National CineMedia. National CineMedia's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that National CineMedia's in-theatre advertising format will be able to generate expected sales of advertising. Although we have representation on the board of directors of National CineMedia, we do not control this business. Should National CineMedia fail to maintain the level of profitability it hopes to achieve, its results of operations may be adversely affected and our investment in and earnings and cash flows from National CineMedia may be adversely impacted.

We depend on our senior management.

        Our success depends upon the retention of our senior management, including Michael Campbell, our Executive Chairman, and Amy Miles, our Chief Executive Officer. We cannot assure you that we would be able to find qualified replacements for the individuals who make up our senior management if their services were no longer available. The loss of services of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations. The loss of any member of senior management could adversely affect our ability to effectively pursue our business strategy.

We are controlled by Anschutz Company.

        We are controlled by Anschutz Company, or Anschutz. As of December 31, 2009, Anschutz controlled approximately 78% of the voting power of all of our outstanding common stock. As long as Anschutz continues to hold more than 50% of the voting power of our common stock, Anschutz will be able to elect all of the members of our board of directors as well as determine the outcome of matters submitted to a vote of REG stockholders, including matters such as mergers and other business combinations, acquisitions or dispositions of assets, and the incurrence of indebtedness. Anschutz will also have the power to prevent or cause a change in control in us. This indirect control means that Anschutz could take actions that might be desirable to Anschutz but not to investors in the notes. For example, Anschutz and its affiliates have controlling interests in companies in related and unrelated industries, including motion picture production. In the future, Anschutz may combine our company with one or more of its other holdings.

A prolonged economic downturn could materially affect our business by reducing consumer spending on movie attendance.

        We depend on consumers voluntarily spending discretionary funds on leisure activities. Motion picture theatre attendance may be affected by prolonged negative trends in the general economy that adversely affect consumer spending, such trends resulting from terrorist attacks on, or wars or threatened wars involving, the United States. During 2008, many economists determined that the U.S. economy had entered into a recession as a result of the deterioration in the credit markets and the related financial crisis, as well as a variety of other factors. A prolonged reduction in consumer confidence or disposable income in general may affect the demand for motion pictures or severely impact the motion picture production industry, which, in turn, could adversely affect our operations.

The global financial crisis may have an impact on our business and financial condition in ways that we currently cannot predict.

        In late 2008 and early 2009, global financial markets experienced significant disruptions and the United States and many other economies experienced a prolonged economic downturn, resulting in heightened credit risk, reduced valuation of investments and decreased economic activity. While economic conditions have recently improved, that trend may not continue and the U.S. economy may continue to be weak for the foreseeable future or may further deteriorate. Even if growth continues, it may be at a slow rate for an extended period of time and other economic conditions, such as the commercial real estate environment, may continue to be weak. If economic conditions remain weak or deteriorate, or if financial markets experience additional significant disruption, it could materially adversely affect our results of operations, financial position and/or liquidity. For example, deteriorating conditions in the global credit markets could negatively impact our business partners which may impact film production, the development of new theatres or the enhancement of existing theatres, including delaying the deployment of new projection and other technologies to our theatres.

        In addition, our ability to access capital markets may be restricted at times when the implementation of our business strategy may require us to do so, which could have an impact on our flexibility to react to changing economic and business conditions.

Risks Related to the Notes

Regal Cinemas' substantial lease and debt obligations could adversely affect Regal Cinemas' ability to meet its payment obligations under the notes and its other debt.

        Regal Cinemas will continue to have after the completion of this offering substantial lease and debt obligations. For details on Regal Cinemas' lease and debt obligations, as adjusted to give effect to this offering including the application of the estimated net proceeds as contemplated under the caption "Use of Proceeds," refer to "Capitalization" elsewhere in this prospectus.

        Regal Cinemas' substantial lease and debt obligations could have important consequences to its financial health. For example, it could:

  •
  make it more difficult for Regal Cinemas to satisfy its obligations with respect to the notes and its other debt;

  •
  increase its vulnerability to general adverse economic and industry conditions or a downturn in its business;

  •
  require it to dedicate a substantial portion of its cash flow from operations to debt service, thereby reducing the availability of its cash flow to fund working capital, capital expenditures and other general corporate purposes;

  •
  limit its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

  •
  place it at a competitive disadvantage compared to its competitors that are not as highly leveraged;

  •
  limit, along with the financial and other restrictive covenants in its indebtedness, among other things, its ability to borrow additional funds; and

  •
  result in an event of default if Regal Cinemas fails to satisfy its obligations under the notes or other debt or fails to comply with the financial and other restrictive covenants contained in the in any indenture or its senior credit facility, which event of default could result in all of its debt becoming immediately due and payable and could permit its lenders to foreclose on the assets securing such debt.

        Any of the above-listed factors could adversely affect Regal Cinemas' ability to meet its payment obligations under the notes and its other debt. In addition, we may incur substantial additional indebtedness in the future. The terms of Regal Cinemas' new senior credit facility and the indebtedness relating to the notes and our other outstanding notes do not, and any future debt may not, fully prohibit us from doing so. If new debt is added to our current debt levels, the related risks that we now face could intensify. See "Description of the Notes," "Description of New Senior Credit Facility" and "Description of Other Indebtedness."

REG has no material assets other than its investment in Regal Cinemas.

        REG will fully and unconditionally guarantee all payments due on the notes. However, REG has no material assets other than its investment in Regal Cinemas. Regal Cinemas is an intermediate holding company and is the wholly owned subsidiary of REH, which is the wholly owned subsidiary of REG. Regal Cinemas' wholly owned direct and indirect subsidiaries hold substantially all of REG's theatre assets. Only one theatre containing 14 screens is held outside of Regal Cinemas and its consolidated subsidiaries.

Regal Cinemas is a holding company dependent on its subsidiaries for the ability to service its debt.

        Regal Cinemas is a holding company with no operations of its own. Consequently, the ability to service its debt is dependent upon the earnings from the businesses conducted by its subsidiaries. Regal Cinemas' subsidiaries are separate and distinct legal entities and have no obligation to provide Regal Cinemas with funds for its payment obligations, whether by dividends, distributions, loans or other payments. Any distribution of earnings to Regal Cinemas from its subsidiaries, or advances or other distributions of funds by these subsidiaries to Regal Cinemas, all of which are subject to statutory or contractual restrictions, are contingent upon the subsidiaries' earnings and are subject to various business considerations. Regal Cinemas' right to receive any assets of any of its subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of these notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors. In addition, even if Regal Cinemas were a creditor of any of its subsidiaries, its rights as a creditor would be subordinated to any secured debt of its subsidiaries to the extent of the assets securing that debt and to any indebtedness of its subsidiaries senior to that held by Regal Cinemas.

To service its indebtedness, Regal Cinemas will require a significant amount of cash, which depends on many factors beyond its control.

        Regal Cinemas' ability to make payments on its debt, including the notes and other financial obligations, and to fund capital expenditures and acquisitions will depend on its ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. In addition, the $195.7 million of REG's 6.25% convertible senior notes due 2011, the $51.5 million of Regal Cinemas' 9.375% senior subordinated notes due 2012 and the borrowings under Regal Cinemas' new senior credit facility all have an earlier maturity date than that of the notes offered hereby, and we will be required to repay or refinance such indebtedness prior to when the notes offered hereby come due. For the fiscal year ended December 31, 2009 and for the quarter ended April 1, 2010, on an as adjusted basis to give effect to this offering, borrowings under the term loan from the new senior credit facility, repayment of the loans outstanding under Regal Cinemas' existing senior credit facility and the application of the estimated net proceeds as contemplated under the caption "Use of Proceeds," our ratio of earnings to fixed charges would have been 1.5x and 1.3x, respectively. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, including the notes, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility and the notes, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

The notes and the guarantees are unsecured. Therefore, secured creditors of Regal Cinemas and the guarantors (including the lenders under Regal Cinemas' new senior credit facility) would have a prior claim, ahead of the notes, on the assets of Regal Cinemas and the guarantors to the extent of the assets securing that secured debt.

        The notes are general unsecured senior obligations of Regal Cinemas and the guarantors and will rank equal in right of payment to Regal Cinemas' and the guarantors' other existing and future unsecured senior debt. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

        As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of secured debt of Regal Cinemas and the guarantors, including the lenders under Regal Cinemas' new senior credit facility, will be entitled to be paid in full from our assets securing that secured debt before any payment may be made with respect to the notes. In addition, if Regal Cinemas fails to meet its payments or other obligations under any secured debt, including its new senior credit facility, the holders of that secured debt would be entitled to foreclose on its assets securing that secured debt and liquidate those assets to the exclusion of the holders of the notes, even if an event of default existed under the indenture governing the notes at such time.

        As of April 1, 2010, on an as adjusted basis to give effect to this offering, borrowings under the term loan from the new senior credit facility, repayment of the loans outstanding under Regal Cinemas' existing senior credit facility, repurchase of Regal Cinemas' 9.375% senior subordinated notes due 2012, and the application of the estimated net proceeds as contemplated under the caption "Use of Proceeds," the notes and the guarantees would have been effectively subordinated to approximately $1,250.0 million of Regal Cinemas' senior secured indebtedness under its new senior credit facility to the extent of the assets securing that secured debt. The obligations of Regal Cinemas and the guarantors under the new senior credit facility are secured by, among other things, a lien on substantially all of their tangible and intangible personal property (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, deposit and securities accounts, and intellectual property), and certain of their real property and a lien on the capital stock of Regal Cinemas. In addition, the indenture governing the notes and our other debt agreements permit us to incur additional indebtedness in the future, including senior secured indebtedness.

        Furthermore, if the assets or equity interests in any subsidiary guarantor are sold as an entirety, then that guarantor will be released from its obligations under its guarantee of the notes automatically upon such sale. In such event, because the notes will not be secured by any of the assets or the equity interests in that subsidiary guarantor, it is possible that the assets of the remaining guarantors may not be sufficient to satisfy the claims of holders of notes.

        Accordingly, Regal Cinemas may not have sufficient funds to pay amounts due on the notes. As a result you may lose a portion of or the entire value of your investment in the notes.

The notes are effectively subordinated to the existing and future liabilities of any non-guarantor subsidiaries.

        Because the notes are general unsecured senior obligations of Regal Cinemas and the guarantors, creditors of any non-guarantor subsidiaries will be entitled to a claim on the assets of any non-guarantor subsidiaries prior to any claims by Regal Cinemas, as an equity holder of those subsidiaries on behalf of holders of the notes. In addition, the non-guarantor subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

        Consequently, upon any distribution to its creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to any non-guarantor subsidiary or its property, creditors of the non-guarantor subsidiary will be entitled to be paid in full before any distribution is made to Regal Cinemas, except to the extent that Regal Cinemas is recognized as a creditor of such non-guarantor subsidiary. Any of Regal Cinemas' claims as the creditor of any non-guarantor subsidiary would be unsecured and therefore effectively subordinated to any secured debt of that non-guarantor subsidiary to the extent of the assets securing that secured debt and would rank junior to any indebtedness of such non-guarantor subsidiary senior to that held by Regal Cinemas. Accordingly, there may be insufficient funds, even before taking account of the senior debt, to satisfy claims of note holders.

        As of April 1, 2010, Regal Cinemas' subsidiaries that are not guarantors accounted for approximately $238.8 million, or 8.1%, of our total revenues for the 52 weeks ended April 1, 2010, approximately $183.0 million, or 7.1%, of our total assets and approximately $84.3 million, or 3.0%, of our total liabilities at April 1, 2010.

Regal Cinemas' subsidiaries will only be required to guarantee the notes if they guarantee Regal Cinemas' other indebtedness, and in certain circumstances, their guarantees will be subject to automatic release.

        Regal Cinemas' existing and future subsidiaries will only be required to guarantee the notes if they guarantee other indebtedness of Regal Cinemas or any of the subsidiary guarantors, including Regal Cinemas' new senior credit facility. If a subsidiary guarantor is released from its guarantee of such other indebtedness for any reason whatsoever, or if such other guaranteed indebtedness is repaid in full or refinanced with other indebtedness that is not guaranteed by such subsidiary guarantor, then such subsidiary guarantor also will be released from its guarantee of the notes.

The indenture governing the notes contains, and Regal Cinemas' new senior credit facility will contain, significant operating and financial restrictions which may limit the ability of Regal Cinemas and the subsidiary guarantors to operate their business.

        The indenture governing the notes contains, and Regal Cinemas' new senior credit facility will contain, significant operating and financial restrictions on Regal Cinemas and the subsidiary guarantors. These restrictions limit the ability of Regal Cinemas and the subsidiary guarantors to, among other things:

  •
  incur additional indebtedness;

  •
  make distributions or make certain other restricted payments;

  •
  make capital expenditures;

  •
  make investments;

  •
  incur liens;

  •
  incur dividend and other payment restrictions affecting our subsidiaries;

  •
  sell certain assets or merge with or into other companies; and

  •
  enter into transactions with affiliates.

        These restrictions could limit the ability of Regal Cinemas and the subsidiary guarantors to finance its future operations or capital needs, make acquisitions or pursue available business opportunities. In addition, Regal Cinemas' new senior credit facility will require Regal Cinemas to maintain specified financial ratios and to satisfy certain financial covenants. Regal Cinemas may be required to take action to reduce its debt or act in a manner contrary to its business objectives to meet these ratios and satisfy these covenants. Events beyond its control, including changes in economic and business conditions in the markets in which it operates, may affect its ability to do so. Regal Cinemas may not be able to meet these ratios or satisfy these covenants and we cannot assure you that its lenders will waive any failure to do so. A breach of any of the covenants in, or its inability to maintain the required financial ratios under, its debt would, in the case of the senior credit facility, prevent it from borrowing additional money under the new senior credit facility and could result in a default under such debt, which could lead to that debt becoming immediately due and payable and, if such debt is secured, foreclosure on our assets that secure that obligation which, in the case of Regal Cinemas' new senior credit facility, could result in foreclosure on substantially all of our tangible and intangible personal property, certain real property, the capital stock of Regal Cinemas and any other collateral securing the obligations under the new senior credit facility. A default under a debt instrument could, in turn, result in defaults under other obligations and result in other creditors accelerating the payment of other obligations and foreclosing on assets securing such debt, if any. Any such defaults could materially impair our financial condition and liquidity. In addition, if the lenders under Regal Cinemas' new senior credit facility or any of our other obligations accelerate the maturity of those obligations, we cannot assure you that we will have sufficient assets to satisfy our obligations under the notes or our other indebtedness.

REG will not be subject to the covenants in the indenture for the notes.

        REG will guarantee the notes but will not be directly subject to the covenants in the indenture governing the notes. As a result, the indenture does not restrict the ability of REG to incur additional debt (secured or unsecured), sell, encumber or dispose of assets, pay dividends, make other distributions or enter into transactions with its affiliates. Any such transactions could have a material adverse effect on the ability of REG to make payments in respect of its guarantee of the notes.

Federal and state statutes allow courts, under specific circumstances, to avoid the notes and, guarantees, and to require note holders to return payments received from Regal Cinemas or the guarantors.

        Regal Cinemas' creditors and the creditors of the guarantors of the notes could challenge the issuance of the notes or the guarantors' issuance of their guarantees, respectively, as fraudulent conveyances or on other grounds. Under the federal bankruptcy law and similar provisions of state fraudulent transfer laws, the issuance of notes and the delivery of the guarantees, could be avoided (that is, cancelled) as fraudulent transfers if a court determined that the issuer, at the time it issued the notes, or the guarantor, at the time it issued the guarantee (or, in some jurisdictions, when payment became due under the guarantee):

  •
  issued the notes or guarantees, as the case may be, with the intent to hinder, delay or defraud its existing or future creditors; or

  •
  received less than reasonably equivalent value or did not receive fair consideration for the delivery of the notes or guarantees, as the case may be, and if the issuer or guarantor:

  •
  was insolvent or rendered insolvent at the time it issued the notes or issued the guarantee;

  •
  was engaged in a business or transaction for which the issuer's or guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts generally as they mature.

        If the notes or guarantees were avoided or limited under fraudulent transfer or other laws, any claim you may make against Regal Cinemas or the guarantors for amounts payable on the notes would be unenforceable to the extent of such avoidance or limitation. Moreover, the court could order you to return any payments previously made by Regal Cinemas or the guarantors.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a party would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the sum of its property, at a fair valuation;

  •
  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

Regal Cinemas cannot be sure what standard a court would apply in making these determinations or, regardless of the standard, that a court would not avoid the notes or guarantees.

Despite our current levels of debt, we may still incur substantially more debt ranking equal to the notes or the guarantees, and increase the risks associated with our proposed leverage.

        The provisions contained or to be contained in the agreements relating to our indebtedness limit but do not prohibit our ability to incur additional indebtedness on an equal and ratable basis with the notes, and the amount of indebtedness that we could incur could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, much of which could constitute secured or senior indebtedness. In addition, any of our or our subsidiaries' existing debt, including Regal Cinemas' new senior credit facility, could be guaranteed in the future by our subsidiaries that are not currently guarantors or could be further secured. If we incur any additional debt that ranks equally with the notes offered hereby, the holders of that debt will be entitled to share ratably with the holders of these notes in any proceeds distributed in connection with any bankruptcy, liquidation, reorganization or similar proceedings. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we now face could intensify. See "Description of the Notes—Certain Covenants—Limitation on Indebtedness."

Changes in our credit rating could adversely affect the market price or liquidity of the notes.

        We may or may not seek a rating on the notes. Credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the notes. A negative change in our ratings could have an adverse effect on the price of the notes.

An active trading market for the notes may not develop.

        Currently, there is no public market for the notes. The underwriters have informed us that they intend to make a market in the notes, but they may cease their market-making activities at any time without notice.

        We do not intend to apply for a listing of any of the notes on any securities exchange or for quotation on any automated dealer quotation system. We do not know if an active market will develop for the notes, or if developed, will continue. If an active market is not developed or maintained, then the market price and the liquidity of the notes may be adversely affected.

        In addition, the liquidity and the market price of the notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects, or in the prospects of the companies in our industry. As a result, you cannot be sure that an active trading market will develop for the notes. As such, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes.

We may not have the funds necessary to finance a repurchase required by the indenture in the event of a change of control.

        Upon the occurrence of a "change of control" as defined in the "Description of the Notes" in this prospectus, holders of notes will have the right to require Regal Cinemas to repurchase their notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. Regal Cinemas may not have sufficient financial resources or the ability to arrange financing to pay the repurchase price for all notes delivered by holders seeking to exercise their repurchase rights, particularly as that change of control may trigger a similar repurchase requirement for, or result in an event of default under or the acceleration of, other indebtedness. In addition, it is possible that restrictions in our other indebtedness will not allow such repurchases. Any failure by Regal Cinemas to repurchase the notes upon a change of control would result in an event of default under the indenture and may also constitute a cross-default on other indebtedness existing at that time.

The market price of the notes may decline if we enter into a transaction that is not a change of control under the indenture.

        We may enter into a highly leveraged transaction, reorganization, merger or similar transaction that is not a change of control under the indenture. In addition, such transactions could result in a downgrade of our credit ratings, thereby negatively affecting the value of the notes.

 USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and underwriters' discounts, will be approximately $     million.

        Regal Cinemas intends to use all of the net proceeds from this offering and borrowings under the term loan from the new senior credit facility (i) to repay all of the approximately $1,262.1 million of outstanding indebtedness under Regal Cinemas' existing senior credit facility, (ii) to repurchase all of the outstanding $51.5 million aggregate principal amount of Regal Cinemas' 9.375% senior subordinated notes due 2012, (iii) to pay fees and expenses related to this offering and the new senior credit facility, and (iv) for general corporate purposes, which may include the repayment or repurchase of other indebtedness. The interest rates applicable to term loans and revolving loans under our existing senior credit facility are, at our option, equal to either a base rate plus an applicable interest margin, or an adjusted eurodollar rate plus an applicable interest margin, as defined in the existing senior secured credit agreement. The applicable margin for term loans that are adjusted eurodollar rate loans ranges from 3.75% to 3.50% per annum based on a leverage ratio. The applicable margin for term loans that are base rate loans is 1.00% per annum lower than the then applicable margin for term loans that are adjusted eurodollar rate loans. The applicable margin for revolving loans that are adjusted eurodollar rate loans ranges from 4.75% to 4.00% per annum based on a leverage ratio. The applicable margin for revolving loans that are base rate loans is 1.00% per annum lower than the then applicable margin for revolving loans that are adjusted eurodollar rate loans. Interest on the 9.375% senior subordinated notes accrues at a rate of 9.375% per annum, payable semi-annually in arrears.

        The term loan portion of our existing senior credit facility consists of term loans in an original aggregate principal amount of $1,800 million maturing on October 27, 2013. Scheduled quarterly payments of $3.3 million per fiscal quarter (subject to reduction for prepayments that have been made) are required commencing on the fiscal quarter ended on December 31, 2006 through the fiscal quarter ending on March 31, 2013, with the balance payable in two equal installments of $611.4 million (subject to reduction for prepayments that have been made) on June 30, 2013 and October 27, 2013. The revolving portion of our existing senior credit facility matures on October 27, 2011 and has no scheduled amortization or commitment reductions. For further information on Regal Cinemas' new senior credit facility, see "Description of New Senior Credit Facility" elsewhere in this prospectus. Affiliates of each of Barclays Capital Inc. and Banc of America Securities LLC are lenders under Regal Cinemas' existing senior credit facility, affiliates of Credit Suisse Securities (USA) LLC and Banc of America Securities LLC hold some of our 9.375% senior subordinated notes, and affiliates of the underwriters also may hold or be lenders under other indebtedness that we may repurchase or repay with the net proceeds of this offering, and therefore such affiliates would receive their pro rata share of any net proceeds from this offering that we use to repay any such indebtedness under which they are lenders or holders.

RATIO OF EARNINGS TO FIXED CHARGES

(in millions, except ratios)

	Year Ended 12/29/2005	Year Ended 12/28/2006	Year Ended 12/27/2007	Year Ended 1/1/2009	Year Ended 12/31/2009	Qtr Ended 4/1/2010
Pretax Income	$152.3	$173.8	$601.5	$186.4	$157.2	$27.5
Fixed Charges
Interest Expense, net of capitalized interest	114.4	129.8	130.6	127.7	143.9	34.6
Interest Capitalized	0.7	0.8	1.2	0.7	0.3	—
Amortization of Debt Costs	5.2	5.6	6.1	7.0	8.9	2.1
One-third of Rent Expense	103.5	107.7	112.0	121.1	126.3	31.5
Total Fixed Charges	223.8	243.9	249.9	256.5	279.4	68.2
Earnings	376.1	417.7	851.4	442.9	436.6	95.7
Ratio of Earnings to Fixed Charges	1.7x	1.7x	3.4x	1.7x	1.6x	1.4x
Rent Expense	$310.5	$323.2	$335.9	$363.3	$378.8	$94.7

CAPITALIZATION

        The following table shows REG's cash and cash equivalents and capitalization as of April 1, 2010 on an actual and as adjusted basis. The as adjusted presentation reflects (i) the issuance by Regal Cinemas of $250.0 million principal amount of notes, (ii) the borrowings under the term loan from Regal Cinemas' new senior credit facility, (iii) the repayment of all amounts outstanding under Regal Cinemas' existing senior credit facility, and (iv) the repurchase of all of the outstanding Regal Cinemas' 9.375% senior subordinated notes due 2012. This table should be read in conjunction with the section entitled "Use of Proceeds" included elsewhere in this prospectus and REG's consolidated financial statements and related notes, incorporated by reference herein.

	As of April 1, 2010
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	321.6	321.6
Total debt:
Revolving credit facilities	—	—
Term credit facilities	1,262.1	1,250.0
6.25% convertible senior notes due 2011, net of debt discount	195.7	195.7
Notes offered hereby	—	250.0
8.625% senior notes due 2019, net of debt discount	391.0	391.0
9.375% senior subordinated notes due 2012	51.5	—
Lease financing arrangements(1)	76.0	76.0
Other(2)	16.6	16.6
Total debt	1,992.9	2,179.3
Stockholders' deficit:
Class A common stock	0.1	0.1
Class B common stock	—	—
Additional paid in capital (deficit)	(281.4)	(281.4)
Retained earnings	35.6	32.5
Accumulated other comprehensive loss, net	(13.9)	(13.9)
Noncontrolling interest	(1.1)	(1.1)
Total deficit	(260.7)	(263.8)
Total capitalization	1,732.2	1,915.5

(1)
Calculated using a weighted average interest rate of 11.22%, maturing in various installments through January 2021.

(2)
Includes capital lease obligations, using interest rates of 8.5% to 10.3%, maturing in various installments through December 2017.

 DESCRIPTION OF NEW SENIOR CREDIT FACILITY

        On or about the closing date of this offering, Regal Cinemas intends to enter into a sixth amendment and restatement of its existing senior secured credit facility, which is expected to consist of: (i) a senior secured term loan facility in an aggregate principal amount of up to $1,250.0 million and (ii) a senior secured revolving credit facility in an aggregate principal amount of up to $85.0 million. The new senior credit facility will permit the Regal Cinemas to borrow additional term loans thereunder, subject to lenders providing additional commitments of up to $200.0 million and satisfaction of other conditions as well as other term and revolving loans for acquisitions and certain capital expenditures subject to lenders providing additional commitments and satisfaction of other conditions. The terms and provisions of the new senior credit facility have not been finalized and accordingly the terms and provisions summarized herein are subject to change.

Interest Rate

        The interest rates under the term loan facility and the revolving credit facility will be, at our option, adjusted LIBOR plus a margin to be agreed or the Alternate Base Rate ("ABR") plus a margin to be agreed. The ABR is the highest of (i) Credit Suisse's Prime Rate (ii) the Federal Funds Effective Rate plus 1/2 of 1.0%; and (iii) adjusted LIBOR for an interest period of one month plus 1.00%. Adjusted LIBOR will at all times include statutory reserves.

        Regal Cinemas may elect interest periods of 1, 2, 3, 6 or (if available to all lenders) 12 months for adjusted LIBOR borrowings. Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

Availability and Maturity

        The full amount of the term loan facility must be drawn in a single drawing on the closing date. Amounts borrowed under the term loan facility that are repaid or prepaid may not be reborrowed. Loans under the revolving facility are expected to be available at any time prior to the final maturity of the revolving facility, in minimum principal amounts and upon notice to be agreed upon. Amounts repaid under the revolving facility may be reborrowed.

        The term loan facility is expected to mature on the date that is six and one half years after the closing date, and will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of the term loan facility, with the balance payable on the maturity date of the term facility. The revolving credit facility will mature and the commitments thereunder will terminate five years after the closing date. The maturity of other term and revolving loans made under the new senior credit facility pursuant to additional commitments established with lenders after the closing date are expected to be no earlier than the maturity date of the term loan facility.

Guarantees and Collateral

        All of our obligations under the new senior credit facility and under any interest rate protection or other hedging arrangements entered into with a lender or any affiliate thereof will be unconditionally guaranteed by Regal Cinemas' existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences to us would result therefrom, foreign subsidiaries (subject, in each case, to certain exceptions). The new senior credit facility is also expected to be guaranteed by (i) REH with recourse to REH under such guaranty limited to stock of Regal Cinemas pledged by REH and (ii) REG, on an unsecured basis.

        The new senior credit facility, the guarantees and any hedging arrangements will be secured by substantially all of our assets and the assets of each subsidiary guarantor, whether owned on the closing date or thereafter acquired, including but not limited to: (a) a perfected first-priority pledge of all of our equity interests, (b) a perfected first-priority pledge of all equity interests held by us or any subsidiary guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 65% of the equity interests of such foreign subsidiary to the extent the pledge of any greater percentage would result in an adverse tax consequence to us), and (c) perfected first-priority security interests in, tangible and intangible assets of Regal Cinemas and each subsidiary guarantor (including, but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, certain real property, cash, deposit and security accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing; subject to exceptions to be agreed).

        All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation and other requirements, satisfactory to the lenders, and none of the collateral shall be subject to liens other than customary and limited exceptions to be agreed upon. Control agreements are expected to be required only with respect to concentration or sweep accounts.

Mandatory Prepayments and Voluntary Reductions

        Mandatory prepayment provisions under the new senior credit facility are expected to include:

    a)
    50% of excess cash flow, with a reduction to be agreed upon achievement and maintenance of a leverage ratio to be agreed upon;

    b)
    100% of the net cash proceeds of all asset sales or other dispositions of property by us and our subsidiaries, subject to certain exceptions and reinvestment;

    c)
    100% of the net cash proceeds of our or our subsidiaries issuances offerings or placements of debt obligations, subject to certain exceptions; and

    d)
    50% of the net cash proceeds of issuances of our equity securities and the equity securities of our subsidiaries, with a reduction to be agreed upon achievement and maintenance of a leverage ratio to be agreed upon.

        The above-described mandatory prepayments shall be applied pro rata to the remaining amortization payments under the term loan facility. When there are no longer outstanding loans under the term loan facility, mandatory prepayments will be applied first, to prepay outstanding loans under the revolving facility and second, to cash collateralize outstanding letters of credit (with no corresponding permanent reduction of commitments under the revolving facility subject to certain exceptions).

        Voluntary reductions of the unutilized portion of the new senior credit facility commitments and prepayments of borrowings will be permitted at any time, in minimum principal amounts to be agreed upon, subject to reimbursement of the lenders' redeployment costs in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the term loan facility will be applied pro rata to the remaining amortization payments under the term loan facility.

Covenants and Events of Default

        The new senior credit facility contains customary affirmative covenants, which are expected to include, without limitation, delivery of financial statements; delivery of certificates and other information; payment of obligations; maintenance of existence; compliance, maintenance of property and insurance; inspection of property; books and records, discussions; notices; environmental laws;

additional collateral, etc.; use of proceeds; ERISA documents; unrestricted subsidiaries; interest rate protection; credit ratings; and further assurances.

        The new senior credit facility contains customary negative covenants, which are expected to include, without limitation, limitations on indebtedness, liens, fundamental changes, disposition of property, restricted payments, capital expenditures, investments, optional payments and modifications of debt instruments and organizational documents, transactions with affiliates, sale leaseback transactions, changes in fiscal periods; negative pledge clauses; clauses restricting subsidiary distributions, lines of business; swap agreements; issuances of preferred stock; and maintenance of restricted payment basket for liabilities of National CineMedia.

        The new senior credit facility is expected to contain financial covenants consisting of a maximum adjusted consolidated leverage ratio, a maximum consolidated leverage ratio and a minimum interest coverage ratio (each at levels to be agreed), measured quarterly on a trailing four quarter basis.

        The new senior credit facility specifies customary events of default including, without limitation, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of guarantees or security documents (or subordination agreements); and change of control.

 DESCRIPTION OF OTHER INDEBTEDNESS

        Regal Cinemas 8.625% Senior Notes due 2019—On July 15, 2009, Regal Cinemas issued $400.0 million in aggregate principal amount of the 8.625% senior notes at a price equal to 97.561% of their face value in a transaction exempt from registration under the Securities Act, all of which notes were subsequently exchanged for 8.625% senior notes due 2019 registered under the Securities Act. Interest on the 8.625% senior notes is payable semi-annually in arrears on July 15 and January 15 of each year, beginning on January 15, 2010. The 8.625% senior notes will mature on July 15, 2019. The 8.625% senior notes are part of the same series as the notes being offered hereby, as further described in "Description of the Notes," and holders thereof will vote on any matter submitted to noteholders with holders of the notes offered hereby.

        Regal Cinemas 9.375% Senior Subordinated Notes due 2012—On January 29, 2002, Regal Cinemas issued $200.0 million aggregate principal amount of 9.375% senior subordinated notes. Interest on the 9.375% senior subordinated notes is payable semi-annually on February 1 and August 1 of each year, and the 9.375% senior subordinated notes mature on February 1, 2012. The 9.375% senior subordinated notes are guaranteed by most of Regal Cinemas' existing subsidiaries and are unsecured, ranking behind Regal Cinemas' obligations under its Amended Senior Credit Facility and any future senior indebtedness.

        On April 17, 2002, Regal Cinemas sold an additional $150.0 million principal amount of the 9.375% senior subordinated notes, which were issued under the indenture pursuant to which Regal Cinemas sold its 9.375% senior subordinated notes in January 2002.

        Regal Cinemas has the option to redeem the 9.375% senior subordinated notes, in whole or in part, at any time on or after February 1, 2007 at redemption prices declining from 104.688% of their principal amount on February 1, 2007 to 100% of their principal amount on or after February 1, 2010, plus accrued interest.

        On April 15, 2004, REG and its subsidiary, Regal Cinemas Bond Corporation, commenced a cash tender offer and consent solicitation for the $350.0 million aggregate principal amount of the 9.375% senior subordinated notes. On April 27, 2004, REG completed its consent solicitation with respect to the 9.375% senior subordinated notes amending the indenture governing the 9.375% senior subordinated notes to eliminate substantially all of the restrictive covenants and certain default provisions. The tender offer was completed on May 12, 2004 and approximately $298.1 million aggregate principal amount of the 9.375% senior subordinated notes were purchased. Total additional consideration paid for the tender offer and consent solicitation was approximately $56.3 million.

        Regal Cinemas intends to repurchase all of the outstanding $51.5 million aggregate principal amount of 9.375% senior subordinated notes with the proceeds of this offering and borrowings under its new senior credit facility. See "Use of Proceeds."

        REG 6.25% Convertible Senior Notes due 2011—On March 10, 2008, REG issued $200.0 million aggregate principal amount of 6.25% convertible senior notes. Interest on the 6.25% convertible senior notes is payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2008. The 6.25% convertible senior notes are senior unsecured obligations of REG and rank on parity with all of its existing and future senior unsecured indebtedness and prior to all of its subordinated indebtedness. The 6.25% convertible senior notes are effectively subordinated to all of REG's future secured indebtedness to the extent of the assets securing that indebtedness and to any indebtedness and other liabilities of REG's subsidiaries. None of REG's subsidiaries have guaranteed any of its obligations with respect to the 6.25% convertible senior notes. On or after December 15, 2010, REG's note holders will have the option to convert their 6.25% convertible senior notes, in whole or in part, into shares of REG's Class A common stock at any time prior to maturity, subject to certain limitations, unless previously purchased by us at the note holder's option upon a fundamental change

(as defined in the indenture to the 6.25% convertible senior notes dated March 10, 2008) at the then-existing conversion price per share. Prior to December 15, 2010, REG's note holders have the right, at their option, to convert their 6.25% convertible senior notes, in whole or in part, into shares of REG's Class A common stock, subject to certain limitations, unless previously purchased by us at the note holder's option upon a fundamental change, at the then existing conversion price per share, subject to further adjustments described below, if:

  •
  during any calendar quarter commencing after June 30, 2008, and only during such calendar quarter, if the last reported sale price per share of Class A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price per share of Class A common stock for the 6.25% convertible senior notes on the last trading day of such immediately preceding calendar quarter;

  •
  during the five consecutive business days immediately after any ten consecutive trading day period (such ten consecutive trading day period, the "Note Measurement Period") in which the trading price (calculated using the trading price for each of the trading days in the Note Measurement Period) per $1,000 principal amount of the 6.25% convertible senior notes was less than 95% of the product of the last reported sale price per share of Class A common stock and the conversion rate for each day of the Note Measurement Period as determined following a request by a holder of the notes in accordance with the procedures described more fully in the 6.25% convertible senior notes indenture;

  •
  during certain periods if specified corporate transactions occur or specified distributions to holders of common stock are made, each as set forth in the 6.25% convertible senior notes indenture (excluding certain distributions and excluding quarterly dividends not in excess of the base dividend amount (as defined in the 6.25% convertible senior notes indenture)), in which case, the conversion price per share will be adjusted as set forth in the 6.25% convertible senior notes indenture; or

  •
  a fundamental change (as defined in the 6.25% convertible senior notes indenture) occurs, a note holder may elect to convert all or a portion of its notes at any time commencing on the effective date of such transaction or 15 days prior to the anticipated effective date (in certain circumstances) until the latter of: (i) the day before the fundamental change repurchase date and (ii) 30 days following the effective date of such transaction (but in any event prior to the close of business on the business day prior to the maturity date), in which case we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares of Class A common stock, as set forth in the table in the 6.25% convertible senior notes indenture.

On April 1, 2010, at the then-current conversion price of $23.0336 per share (which conversion price may be adjusted pursuant to the certain events described further in the 6.25% convertible senior notes indenture), each $1,000 of aggregate principal amount of 6.25% convertible senior notes is convertible into approximately 43.4148 shares of REG's Class A common stock. Upon conversion, REG may elect to deliver cash in lieu of shares of its Class A common stock or a combination of cash and shares of Class A common stock. The conversion price and the number of shares delivered on conversion are subject to adjustment upon certain events.

        In connection with the issuance of the 6.25% convertible senior notes, REG used approximately $6.6 million of the net proceeds of the offering to enter into convertible note hedge and warrant transactions with respect to its Class A common stock to reduce the potential dilution from conversion of the 6.25% convertible senior notes. Under the terms of the convertible note hedge arrangement (the "2008 Convertible Note Hedge") with Credit Suisse Capital LLC, or Credit Suisse Capital, REG paid $12.6 million for a forward purchase option contract under which REG is entitled to purchase from Credit Suisse a fixed number of shares of REG's Class A common stock (at April 1, 2010, at a price per share of $23.0336). In the event of the conversion of the 6.25% convertible senior notes, this forward purchase option contract allows REG to purchase, at a fixed price equal to the implicit conversion price of shares issued under the 6.25% convertible senior notes, a number of shares of Class A common stock equal to the shares that REG would issue to a note holder upon conversion. Settlement terms of this forward purchase option allow REG to elect cash or share settlement based on the settlement option it chooses in settling the conversion feature of the 6.25% convertible senior notes.

        REG also sold to Credit Suisse Capital a warrant (the "2008 Warrant") to purchase shares of REG's Class A common stock. The 2008 Warrant is currently exercisable for approximately 8.7 million shares of REG's Class A common stock at a April 1, 2010 exercise price of $25.376 per share (which exercise price may be adjusted pursuant to the provisions of the 2008 Warrant). REG received $6.0 million in cash from Credit Suisse Capital in return for the sale of this forward share purchase option contract. Credit Suisse Capital cannot exercise the 2008 Warrant unless and until a conversion event occurs. REG has the option of settling the 2008 Warrant in cash or shares of its Class A common stock.

        The 2008 Convertible Note Hedge and the 2008 Warrant allow REG to acquire sufficient Class A common shares from Credit Suisse Capital to meet REG's obligation to deliver Class A common shares upon conversion by the note holder, unless the Class A common share price exceeds $25.376 (as of April 1, 2010). When the fair value of REG's Class A common shares exceeds such price, the equity contracts no longer have an offsetting economic impact, and accordingly will no longer be effective as a share-for-share hedge of the dilutive impact of possible conversion.

        The 6.25% convertible senior notes allow REG to settle any conversion by remitting to the note holder the accreted value of the note in cash plus the conversion spread (the excess conversion value over the accreted value) in either cash, shares of REG's Class A common stock or a combination of stock and cash.

        Lease Financing Arrangements—These obligations primarily represent capitalized lease obligations resulting from the requirements of ASC Subtopic 840-40—Leases—Sale-Leaseback Transactions.

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this description under "—Certain Definitions." In this description, the words "we," "us," "our," the "issuer," and the "Company" refer only to Regal Cinemas Corporation and not to any of its subsidiaries and references to "Parent Guarantor" refer only to Regal Entertainment Group and not to any of its subsidiaries.

        We will issue $250.0 million in aggregate principal amount of 8.625% senior notes due 2019 under an indenture dated July 15, 2009 (as may be amended and restated from time to time, the "Indenture"), between us and U.S. Bank National Association, as trustee (the "Trustee") as supplemented by a First Supplemental Indenture to be executed by the Company, Parent Guarantor, each of the Subsidiary Guarantors and the Trustee, substantially in the form attached as Exhibit 4.2 of the registration statement to which this prospectus is included. The notes include the terms stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

        The notes offered hereby are additional notes issued under the Indenture. On July 15, 2009, we issued and sold $400.0 million aggregate principal amount of notes under the Indenture at a price equal to 97.561% of their face in a transaction exempt from registration under the Securities Act, all of which notes were subsequently exchanged for 8.625% senior notes due 2019 registered under the Securities Act. The notes offered hereby will be part of the same series as, and holders thereof will vote on any matter submitted to noteholders with, holders of the existing 8.625% senior notes due 2019. As used in this Description of the Notes, the term "notes" means the notes offered hereby and our previously issued notes, unless otherwise indicated or the context otherwise requires.

        The following description is only a summary of the material provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, not this description, defines your rights as holders of the notes.

Brief Description of the Notes and the Guarantees

        The notes:

  •
  are our general unsecured senior obligations;

  •
  rank senior in right of payment to all of our existing and future subordinated Indebtedness, including our 9.375% senior subordinated notes due 2012;

  •
  are equal in right of payment with all of our existing and future senior Indebtedness, without giving effect to collateral arrangements;

  •
  are effectively subordinated to all of our secured Indebtedness, including Indebtedness under the Credit Agreement, as to the assets securing such Indebtedness;

  •
  are effectively subordinated to all Indebtedness of our non-Guarantor subsidiaries, as to the assets of such non-Guarantor subsidiary; and

  •
  are fully and unconditionally guaranteed, jointly and severally, on a senior basis by each of the Guarantors.

        The Guarantees:

  •
  are general senior unsecured senior obligations of the Parent Guarantor and Subsidiary Guarantors;

  •
  rank senior in right of payment to any existing and future subordinated Indebtedness of the Parent Guarantor and Subsidiary Guarantors, including the guarantees of Regal Cinemas' existing 9.375% senior subordinated notes due 2012;

  •
  are equal in right of payment with any existing and future senior Indebtedness of the Parent Guarantor and Subsidiary Guarantors, without giving effect to collateral arrangements, including Parent Guarantor's 6.25% convertible senior notes due 2011;

  •
  are effectively subordinated to any secured Indebtedness of the Parent Guarantor and Subsidiary Guarantors, including Subsidiary Guarantors' Guarantees of Indebtedness under the Credit Agreement, as to the assets securing such Indebtedness; and

  •
  are structurally subordinated to all existing and future Indebtedness and other liabilities of any of the Guarantors' subsidiaries that is not a guarantor of the notes.

Principal, Maturity and Interest

        The notes will mature on July 15, 2019. We will issue up to $250.0 million aggregate principal amount of notes in this offering and, subject to compliance with the limitations described under "—Certain Covenants—Limitation on Consolidated Indebtedness," we can issue an unlimited amount of additional notes in the future as part of the same series or as an additional series. Subject to the qualifications expressed in the third paragraph of this Description of Notes, any additional notes that we issue in the future will be identical in all respects to the existing 8.625% senior notes and notes that we are issuing now, except that notes issued in the future will have different issuance prices and issuance dates and may have different CUSIP numbers. We will issue notes only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        Interest on the notes offered hereby will accrue at a rate of 8.625% per annum and will be payable semi-annually in arrears on July 15 and January 15, commencing on July 15, 2010. We will pay interest to those persons who were holders of record at the close of business on July 1 or January 1 next preceding the interest payment date.

        Interest on the notes offered hereby will accrue from January 15, 2010. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

        The notes are our general unsecured obligations and rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the notes, including our 9.375% senior subordinated notes. The notes rank equally in right of payment with all of our existing and future liabilities that are not so subordinated and are effectively subordinated to all of our secured Indebtedness, including Indebtedness under the Credit Agreement, to the extent of the value of the assets that secure such Indebtedness, and the liabilities of our non-guarantor Subsidiaries. As of April 1, 2010, on an as adjusted basis to give effect to this offering, borrowings under the term loan from the new senior credit facility, repayment of Regal Cinemas' existing senior credit facility, repurchase of Regal Cinemas' 9.375% senior subordinated notes due 2012 and the application of the estimated net proceeds as contemplated under the caption "Use of Proceeds," the notes and the guarantees would have ranked effectively junior to approximately $1,250.0 million of Regal Cinemas' senior secured indebtedness under its new senior credit facility and would have ranked pari passu with Regal Cinemas' subsidiaries approximately $679.3 million of capital lease financing and other obligations, REG's 6.25% convertible senior notes due 2011 and Regal Cinemas' existing 8.625% senior notes due 2019.

        In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Parent Guarantor or the Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, Indebtedness under the Credit Agreement or any other secured Indebtedness, the assets of the Company and the Parent Guarantor and the Subsidiary Guarantors that secure secured Indebtedness will be available to pay obligations on the notes and the Parent Guarantee and the Subsidiary Guarantees only after all Indebtedness under the Credit Agreement and other secured Indebtedness has been repaid in full from such assets.

        We are a holding company and all of our operations are conducted through our subsidiaries. Therefore, our ability to service our Indebtedness, including the notes, is dependent upon the earnings of our subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to us. Certain laws restrict the ability of our subsidiaries to pay dividends and make loans and advances to us. If these restrictions apply to our subsidiaries, then we would not be able to use the earnings of these subsidiaries to make payments on the notes. In addition, we only have a stockholder's claim on the assets of our subsidiaries. This stockholder's claim is junior to the claims that creditors have against those subsidiaries.

        Our ultimate parent, REG, Guarantees the notes, though it is not directly subject to the covenants under the Indenture. Not all of our subsidiaries will Guarantee the notes; the notes are Guaranteed only by each of our subsidiaries that Guarantees any of our other Indebtedness. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and trade creditors before they will be able to distribute any of their assets to us. The notes are effectively subordinated in right of payment to existing and future liabilities of our non-guarantor subsidiaries. As of April 1, 2010, Regal Cinemas' subsidiaries that are not guarantors accounted for approximately $238.8 million, or 8.1%, of REG's total revenues for the 52 weeks ended April 1, 2010, approximately $183.0 million, or 7.1%, of REG's total assets and approximately $84.3 million, or 3.0%, of REG's total liabilities. See "Risk Factors—Risks Related to the Notes and This Offering."

Parent Guarantee

        The Parent Guarantor fully and unconditionally guarantees on a senior unsecured basis the Company's obligations under the notes and all obligations under the Indenture. The Parent Guarantor agrees to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders of notes in enforcing any rights under the Parent Guarantee. The obligations of the Parent Guarantor under its Parent Guarantee rank equally in right of payment with other senior unsecured Indebtedness of the Parent Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under such Parent Guarantee. The Parent Guarantee is effectively subordinated to any secured Indebtedness of Parent Guarantor to the extent of the value of the assets securing such secured Indebtedness (other than to the extent that any such assets also secure the Parent Guarantee on an equal and ratable or priority basis). The Parent Guarantee is also effectively subordinated to all liabilities of each Subsidiary of the Parent Guarantor.

        If the Parent Guarantor and the Company merge with each other or consolidate together in a transaction permitted by the provisions set forth under "—Merger and Sale of Substantially All Assets", then the Parent Guarantee shall automatically be terminated upon the consummation of such merger or consolidation and shall no longer have any effect from such time.

Subsidiary Guarantees

        The Subsidiary Guarantors, jointly and severally, fully and unconditionally guarantee on a senior unsecured basis the Company's obligations under the notes and all obligations under the Indenture.

Such Subsidiary Guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders of notes in enforcing any rights under the Subsidiary Guarantees. The obligations of each Subsidiary Guarantors under its Subsidiary Guarantee rank equally in right of payment with other senior unsecured Indebtedness of such Subsidiary Guarantors, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under such Subsidiary Guarantees.

        Although the Indenture limits the amount of Indebtedness that Subsidiaries may incur, such Indebtedness may be substantial and a significant portion of it may be Indebtedness of Subsidiary Guarantors and may be secured. The Indenture governing the notes provides that the obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving entity in such a transaction involving a Person that is not the Company or a Subsidiary of the Company, such Subsidiary Guarantor will be released from its obligations under the Indenture and its Subsidiary Guarantee if:

  (1)
  no Default or Event of Default will have occurred or be continuing or would occur as a consequence of a release of the obligations of such Subsidiary Guarantor; and

  (2)
  all the obligations of such Subsidiary Guarantor under the Credit Agreement and related documentation and any other obligations of such Subsidiary Guarantor relating to any other Indebtedness of the Company or its Subsidiaries terminate upon consummation of such transaction.

        In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture and its Subsidiary Guarantee if (1) the conditions relating to legal defeasance are satisfied in accordance with the Indenture or (2) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other provisions of the Indenture.

Optional Redemption

        Except as set forth below, the notes will not be redeemable at our option prior to July 15, 2014.

        At any time prior to July 15, 2014, we may redeem all or any portion of the notes, at once or over time, upon notice as described under "—Selection and Notice." The notes may be redeemed at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, to the redemption date (subject to the rights of holders on the relevant record date to receive interest due on the relevant interest payment date).

        On or after July 15, 2014, we may redeem all or any portion of the notes, at once or over time, upon notice as described under "—Selection and Notice." The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on July 15 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2014	104.313%
2015	102.875%
2016	101.438%
2017 and thereafter	100.000%

        At any time prior to July 15, 2012, we may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 108.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

          (1)   at least 65% of the original aggregate principal amount of the notes remains outstanding after each such redemption; and

          (2)   the redemption occurs within 90 days after the closing of such Equity Offering.

  Selection and Notice

        If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the Trustee not more than 60 days prior to the redemption date by such method as the Trustee shall deem fair and appropriate; provided, however, that notes will not be redeemed in an amount less than the minimum authorized denomination of $2,000. Notice of redemption shall be mailed by first class mail not less than 30 nor more than 60 days prior to the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

Mandatory Redemption; Open Market Purchases

        We will not be required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase note as described under "—Change of Control." We may at any time and from time to time purchase notes in the open market or otherwise.

Certain Covenants

        During any period of time that (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), we and our Subsidiaries will not be subject to the following provisions of the Indenture:

        (1)   "—Limitation on Consolidated Indebtedness;"

        (2)   "—Limitation on Restricted Payments;"

        (3)   "—Limitation on Transactions with Affiliates;"

        (4)   "—Limitation on Liens Securing Indebtedness;"

        (5)   "—Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries;"

        (6)   "—Future Guarantors;" and

        (7)   clause (3) of the first paragraph of "—Merger and Sale of Substantially All Assets;"

(collectively, the "Suspended Covenants"). In the event that we and our Subsidiaries are not subject to the Suspended Covenants for any period of time commencing upon the date of a Covenant Suspension Event (the "Suspension Date"), and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then we and our Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period." Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

        On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred or issued pursuant to the "—Limitation on Consolidated Indebtedness" covenant to the extent such Indebtedness would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date. To the extent such Indebtedness would not be so permitted to be incurred or issued pursuant to the "—Limitation on Consolidated Indebtedness" covenant, such Indebtedness will be deemed to have been existing outstanding on the Issue Date, so that it is classified as permitted under clause (4) of the definition of "Permitted Indebtedness."

        Restricted Payments made during the Suspension Period will be deemed to have been made pursuant to clause (7) of the second paragraph of the "—Limitation on Restricted Payments" covenant.

        Limitation on Consolidated Indebtedness.    The Company will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness (other than Permitted Indebtedness) unless after giving effect to such event on a pro forma basis the Company's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event for which internal financial statements are available, taken as one period, is greater than or equal to 2.00 to 1.00.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Indebtedness or is entitled to be Incurred pursuant to the ratio set forth in the immediately preceding paragraph, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant.

        Limitation on Restricted Payments.    The Company will not, and will not permit its Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend on, or make any distribution in respect of, any shares of the Company's or any Subsidiary's Capital Stock (excluding dividends or distributions payable in shares of the Company's Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than the Company or any of its Wholly Owned Subsidiaries;

          (2)   purchase, redeem or acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock; or

          (3)   purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement);

(such payments or any other actions described in (1) through (3) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

          (a)   no Default or Event of Default shall have occurred and be continuing;

          (b)   the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "—Limitation on Consolidated Indebtedness"; and

          (c)   the aggregate amount of all Restricted Payments declared or made after the Issue Date (including the proposed Restricted Payment) does not exceed the sum of (excluding Restricted Payments permitted by clauses (3), (4), (5), (6), (7), (8) and (10)):

            (i)    (x) Consolidated EBITDA minus (y) 1.70 times Consolidated Interest Expense, each calculated for the period (taken as one accounting period) from March 28, 2009 to the last day of the Company's fiscal quarter preceding the date of the applicable proposed Restricted Payment; plus

            (ii)   100% of the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $25.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Issue Date by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock; plus

            (iii)  100% of the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $25.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Issue Date by the Company from debt securities that have been converted into or exchanged for Capital Stock of the Company or any Parent Entity (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by the Company at the time of such conversion; plus

            (iv)  100% of the principal amount of any of the Existing Subordinated Notes that are converted into Capital Stock of the Company or any Parent Entity (other than Redeemable Capital Stock) after the Issue Date; plus

            (v)   100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Company following the Issue Date (other than by a Restricted Subsidiary); plus

            (vi)  to the extent not already included in Consolidated EBITDA, 100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property received by the Company or a Restricted Subsidiary following the Issue Date by means of the sale (other than to the Company or a Restricted Subsidiary) of (a) an Unrestricted Subsidiary, or (b) the property held by an Unrestricted Subsidiary, or (c) the Capital Stock of an Unrestricted Subsidiary (other than to the extent the Indebtedness in the Unrestricted Subsidiary constituted Permitted Indebtedness), or receipt of a dividend or any other distribution from an Unrestricted Subsidiary after the Issue Date; plus

            (vii) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Company's and its Restricted Subsidiaries' aggregate interests in such Unrestricted Subsidiary (as determined by the Board of Directors, whose determination shall be conclusive, except that if the Fair Market Value of such interest exceeds $50.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company) at the time of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary.

        Notwithstanding the foregoing limitation, the Company or any of its Subsidiaries may:

          (1)   pay dividends on its Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation;

          (2)   acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Capital Stock);

          (3)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent (a) sale of, Capital Stock of the Company or any Parent Entity (other than Redeemable Capital Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), or (b) contributions to the capital of the Company or any Parent Entity (other than by a Restricted Subsidiary); provided, however, that the net proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

          (4)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Limitation on Consolidated Indebtedness;"

          (5)   in the case of a Subsidiary, pay dividends (or in the case of any partnership or limited liability company, any similar distribution) to the holders of its Capital Stock on a pro rata basis;

          (6)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock of the Company or any Parent Entity (a) deemed to occur upon the exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of such options or (b) in connection with the terms of any restricted stock option agreement awarded to any employee, officer or director of the Company or its Subsidiaries;

          (7)   make interest payments in connection with, or any other payments for the retirement or redemption of, the Existing Subordinated Notes, or make distributions to the Parent Guarantor solely for the purpose of making interest payments in connection with, or any payment for the retirement or redemption of, the 6.25% convertible senior notes due 2011 issued by the Parent Guarantor;

          (8)   make other Restricted Payments in an aggregate amount not to exceed $400.0 million;

          (9)   make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation plus accrued and unpaid interest in the event of a Change of Control in accordance with provisions similar to the covenant under "—Change of Control"; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer (as defined herein) as provided in such covenant with respect to the notes and has completed the repurchase or redemption of all such notes validly tendered for payment in connection with such Change of Control Offer; and

          (10) the declaration and payment of any dividend or distribution by the Company to the holders of its Capital Stock on a pro rata basis (a) the Capital Stock of NCM or net proceeds from the sale or disposition of Capital Stock of NCM, or (b) in an aggregate amount not to exceed $150.0 million during any twelve month period.

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company) involving aggregate consideration in excess of $5.0 million, unless:

          (1)   such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's-length dealing with an unaffiliated third party;

          (2)   such transaction or series of transactions is in the best interests of the Company; and

          (3)   with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50.0 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (1) and (2) above, as evidenced by a Board Resolution.

        Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following:

          (1)   any transaction pursuant to any contract in existence on the Issue Date;

          (2)   transactions with a Person that is an Affiliate of the Company solely because REG, directly or indirectly, owns Capital Stock in, or controls, such Person;

          (3)   any Restricted Payment permitted to be made pursuant to the provisions of "—Limitation on Restricted Payments" above;

          (4)   any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate of the Company other than a Subsidiary);

          (5)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of, and indemnity provided on behalf of, officers, directors and employees of the Company or any of its Subsidiaries; and

          (6)   the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any agreements that are described in the REG's Annual Report on Form 10-K for the fiscal year ended January 1, 2009, and any amendments thereto; provided, however, that the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under, any future amendment to such agreements shall only be permitted by this clause (6) to the extent that the terms of any such amendment, taken as a whole, are not more disadvantageous to the Company and its Subsidiaries in any material respect than the terms of such agreements in effect on the Issue Date.

        Limitation on Liens Securing Indebtedness.    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries of the Company), whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indenture and the notes or, in respect of Liens on any Subsidiary Guarantor's property or assets, any Subsidiary Guarantee of such Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    The Company will not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any of its Subsidiaries to:

          (1)   pay dividends or make any other distributions on its Capital Stock to the Company or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Subsidiaries;

          (2)   make loans or advances to the Company or any of its Subsidiaries; or

          (3)   transfer any of its properties or assets to the Company or any of its Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   agreements governing Indebtedness as in effect on the Issue Date (including, without limitation, the Indebtedness under the Existing Notes and the Credit Facilities) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements as in effect on the Issue Date;

          (2)   the Indenture, the notes, the Parent Guarantee and the Subsidiary Guarantees;

          (3)   applicable law, rule, regulation or order;

          (4)   any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

          (5)   any agreement existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

          (6)   customary non-assignment provisions in leases, licenses, franchise agreements, conveyances and other commercial agreements entered into in the ordinary course of business;

          (7)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

          (8)   any agreement for the sale or other disposition of assets or Capital Stock of a Subsidiary that restricts distributions by such Subsidiary pending its sale or other disposition;

          (9)   Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "—Limitation on Liens Securing Indebtedness" that limit the right of the applicable Company or any of its Subsidiaries to dispose of the assets subject to such Lien;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, stockholder agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (12) restrictions contained in the terms of Indebtedness permitted to be incurred under the covenant described under the caption "—Limitation on Consolidated Indebtedness"; provided that such restrictions are no more restrictive, taken as a whole, than the terms contained in any of the Credit Facilities or the indentures governing the Existing Notes as in effect on the Issue Date; and

          (13) restrictions that are not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of the Company determines will not materially impair the Company's ability to make payments as required under the notes.

        Future Guarantors.    After the Issue Date, the Company will cause each Subsidiary which guarantees obligations under the Credit Agreement or any other Indebtedness of the Company or any Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, interest on the notes on a senior unsecured basis. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Subsidiary Guarantee as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Notwithstanding the foregoing, if a Guarantor is released and discharged in full from its obligations under its Guarantees of (1) the Credit Agreement and related documentation and (2) all other Indebtedness of the Company and its Subsidiaries, then the Subsidiary Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released and discharged.

Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, REG shall file with the SEC and provide the Trustee and holders of notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that REG shall not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings but shall still be obligated to provide such information, documents and reports to the Trustee and the holders of the notes.

Payments for Consent

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless that consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Merger and Sale of Substantially All Assets

        The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto:

          (1)   either:

            (a)   the Company will be the continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the Obligations of the Company under the notes and the Indenture;

          (2)   immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

          (3)   immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Certain Covenants—Limitation on Consolidated Indebtedness."

          (4)   each Guarantor (unless it is the other party to the transactions above, in which case clause (1)(b) shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations in respect of the outstanding notes and the Indenture and its obligations under the Registration Rights Agreement shall continue to be in effect.

        In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

        Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the notes and the Indenture, with the same effect as if such successor corporation had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the notes and the Indenture.

Change of Control

        Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to purchase all outstanding notes (as described in the Indenture) at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

        The Change of Control provision of the notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the underwriters. The Company is not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

        The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder. The Company's ability to pay cash to the holders of the notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Company's failure to purchase notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under existing debt of the Company, and may constitute a default under future debt as well. The Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See "—Modification and Waiver."

        The provisions of the Indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders.

        If an offer is made to repurchase the notes pursuant to a Change of Control Offer, the Company will comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used in this section for which no definition is provided.

        "Acquired Indebtedness" of any particular Person means Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

        "Affiliate" means, with respect to any specified Person:

          (1)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (2)   any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

        For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Applicable Premium" means, with respect to any notes on any redemption date, the greater of:

          (1)   1.0% of the principal amount of the note; or

          (2)   the excess, if any, of

            (a)   the present value at such redemption date of (i) the redemption price of the note at July 15, 2014 (such redemption price being set forth in the table appearing above under "Optional Redemption"), plus (ii) all required interest payments due on such note through July 15, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

            (b)   the principal amount of such note.

        "Board of Directors" means the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under the Indenture.

        "Board Resolution" means a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" means any day other than a Saturday or Sunday or other day on which banks in New York, New York, or the city in which the Trustee's office is located are authorized or required to be closed, or, if no note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

        "Capital Lease Obligations" of any Person means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Indenture.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition;

          (6)   readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P; and

          (7)   investments in money market funds which invest at least 95% of their assets in securities of the types described in clauses (1) through (6) of this definition.

        "Change of Control" means the occurrence of, after the date of the Indenture, any of the following events:

          (1)   any "person" or "group" as such terms are used in Section 13(d) and 14(d) of the Exchange Act other than one or more Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or purchase of 50% or more of the total voting power of the Voting Stock of the Company;

          (2)   the adoption of a plan relating to the liquidation or dissolution of the Company;

          (3)   the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders;

          (4)   the first day on which a majority of the members of the REG board of directors are not Continuing Directors; or

          (5)   a change of control under any of the indentures relating to the Existing Notes.

        "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income (Loss) of such Person for such period increased (to the extent deducted in determining Consolidated Net Income (Loss)) by the sum of:

          (1)   deferred lease expenses;

          (2)   all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

          (3)   Consolidated Interest Expense of such Person and its Subsidiaries for such period;

          (4)   depreciation expense of such Person and its Subsidiaries for such period;

          (5)   amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs;

          (6)   any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP; and

          (7)   any fees, expenses, charges or premiums relating to any issuance of Capital Stock or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), including, without limitation any fees, expenses or charges related to the offering of the notes;

        provided, further, that, solely with respect to calculations of the Consolidated EBITDA Ratio:

          (1)   Consolidated EBITDA shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Consolidated EBITDA Ratio;

          (2)   Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business, at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period; and

          (3)   All preopening expense and theatre closure expense which reduced (increased) Consolidated Net Income (Loss) during any applicable period shall be added to Consolidated EBITDA.

        "Consolidated EBITDA Ratio" of any Person means, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated

Interest Expense attributable to any amortization or write-off of deferred financing costs); provided that, in making such computation:

          (1)   if the Company or any Subsidiary:

            (a)   has Incurred any Indebtedness subsequent to the commencement of the period for which the Consolidated EBITDA Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated EBITDA Ratio is made, then the Consolidated EBITDA Ratio will be calculated giving pro forma effect to such Incurrence of Indebtedness and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be:

              (i)    the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

              (ii)   if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

    and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

            (b)   has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated EBITDA Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period.

          (2)   the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

          (3)   with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

        "Consolidated Interest Expense" of any Person means, without duplication, for any period, as applied to any Person:

          (1)   the sum of:

            (a)   the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

              (i)    amortization of debt discount;

              (ii)   the net cost under Interest Rate Protection Agreements (including amortization of discounts);

              (iii)  the interest portion of any deferred payment obligation; and

              (iv)  accrued interest, plus

            (b)   the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period (other than any contingent rent paid on Capital Lease Obligations that is deemed to be interest for purposes of GAAP or any interest expense attributable to Deemed Capitalized Leases), minus

          (2)   the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided; however, in the case of the Company and its Subsidiaries, (i) Consolidated Net Income shall not include management fees from Unrestricted Subsidiaries except to the extent actually received by the Company and its Subsidiaries, (ii) accrued but unpaid compensation expenses related to any stock appreciation, restricted stock or stock option plans shall not be deducted until such time as such expenses result in a cash expenditure and (iii) compensation expenses related to tax payment plans implemented by the Company from time to time in connection with the exercise and/or repurchase of restricted stock or stock options shall not be deducted from Net Income to the extent of the related tax benefits arising therefrom; provided, further, that:

          (1)   the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends, distributions or other payments paid in cash to the specified Person or a Subsidiary of the specified Person (or, in the case of a loss, only to the extent funded with cash from the specified Person or a Subsidiary of the specified Person); and

          (2)   any non-cash goodwill or other intangible asset impairment charges incurred subsequent to the Issue Date resulting from the application of SFAS No. 142 (or similar pronouncements) shall be excluded.

        "Construction Indebtedness" means Indebtedness incurred by the Company or its Subsidiaries in connection with the construction of motion picture theatres or screens.

        "Continuing Directors" means, as of any date of determination, any member of the board of directors of REG who:

          (1)   was a member of REG's board of directors on the date of the Indenture;

          (2)   was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election; or

          (3)   was nominated for election pursuant to the provisions of the Stockholders Agreement as in effect on the date of the Indenture.

        "Credit Agreement" means that certain Sixth Amended and Restated Credit Agreement, dated as of May       , 2010, among Regal Cinemas Corporation, a Delaware corporation, the lenders and issuers party thereto party thereto from time to time, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the other agents party thereto, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.

        "Credit Facilities" means one or more (i) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, including, without limitation, the Credit Agreement, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances), or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

        "Currency Hedging Obligations" means the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "DCIP" means Digital Cinema Implementation Partners LLC, a Delaware limited liability company, and any similar Person with a primary business purpose of facilitating the implementation of digital cinemas in theatres and agreements and arrangements with respect to the financing of digital cinema and any Person that is a direct or indirect parent thereof and has no independent operations.

        "Deemed Capitalized Leases" means obligations of the Company or any Subsidiary of the Company that are classified as "capital lease obligations" under GAAP due to the application of Emerging Issues Task Force Regulation 97-10 or any subsequent pronouncement having similar effect and, except for such regulation or pronouncement, such obligation would not constitute Capital Lease Obligations.

        "Default" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

        "Digital Projector Financing" means any financing arrangement in respect of digital projector equipment for use in the ordinary course of business in theatres owned, leased or operated by the Company and its Subsidiaries.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means a public or private sale for cash by the Company or of a direct or indirect parent of the Company (the proceeds of which have been contributed to the Company) of common stock or preferred stock (other than Redeemable Capital Stock), or options, warrants or rights with respect to such Person's common stock or preferred stock (other than Redeemable Capital Stock), other than public offerings with respect to such Person's common stock, preferred stock (other than Redeemable Capital Stock), or options, warrants or rights, registered on Form S-4 or S-8.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Notes" means (i) the 6.25% convertible senior notes due 2011 issued by REG and (ii) the Existing Subordinated Notes.

        "Existing Subordinated Notes" means the 9.375% senior subordinated notes due 2012 issued by the Company.

        "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States as in effect on the Issue Date, consistently applied.

        "Government Securities" means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Guarantee" means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

        "Guarantor" means each of Parent Guarantor and Subsidiary Guarantors.

        "Guarantor Subordinated Obligation" means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Guarantor under its Guarantee pursuant to a written agreement.

        "Hedging Obligation" of any Person means any Currency Hedging Obligation entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations and any obligations of such Person pursuant to any Permitted Interest Rate Protection Agreement.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation (including, without limitation, preferred stock, temporary equity, mezzanine equity or similar classification) of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "Certain Covenants—Limitation on Consolidated Indebtedness," amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness; provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at stated maturity.

        "Indebtedness" means, with respect to any Person, without duplication:

          (1)   all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding (x) any trade payables and other accrued current liabilities Incurred in the ordinary course of business and (y) Deemed Capitalized Leases, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

          (2)   all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

          (3)   all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

          (4)   all indebtedness referred to in clauses (1) through (3) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

          (5)   all Guaranteed Indebtedness of such Person;

          (6)   all obligations under Interest Rate Protection Agreements of such Person;

          (7)   all Currency Hedging Obligations of such Person;

          (8)   all Capital Lease Obligations of such Person; and

          (9)   any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (8) above.

        "Interest Rate Protection Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Issue Date" means July 15, 2009.

        "Lien" means any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to Indebtedness of such Person. The right of a distributor to the return of its film held by a Person under a film licensing agreement is not a Lien as used herein. Reservation of title under an operating lease by the lessor and the interest of the lessee therein are not Liens as used herein.

        "Maturity" means, with respect to any note, the date on which the principal of such note becomes due and payable as provided in such note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Moody's" means Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

        "NCM" means National CineMedia, Inc., or its subsidiary National CineMedia, LLC, and any successor entities thereto, respectively.

        "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, any gain or loss (net of related costs, fees, expenses and with any related provision for taxes on such gain or loss) realized in connection with: (a) any asset sale or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries.

        "Net Senior Secured Indebtedness" of any Person means, as of any date of determination, (a) the aggregate amount of Senior Indebtedness secured by a Lien (other than Capital Lease Obligations) of the Company and its Subsidiaries as of such date, less (b) cash and Cash Equivalents of the Company and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.

        "Non-Recourse Indebtedness" means Indebtedness as to which:

          (1)   none of the Company or any of its Subsidiaries:

            (a)   provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or

            (b)   is directly or indirectly liable.

        "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

        "Officer" means the Chief Executive Officer, any Executive Vice President, any Senior Vice President and the Chief Financial Officer of the Company.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion of counsel to the Company or any other Person reasonably satisfactory to the Trustee.

        "Parent Entity" means any Person that is a direct or indirect parent of the Company.

        "Parent Guarantee" means the Guarantee provided by the Parent Guarantor.

        "Parent Guarantor" means REG that shall provide a Parent Guarantee on the date of the Indenture; provided, however, that the Parent Guarantee shall not be directly subject to the covenants under the Indenture.

        "Permitted Holder" means (a) Anschutz Company and any of its Affiliates and (b) REG and wholly-owned Subsidiaries thereof.

        "Permitted Indebtedness" means the following:

          (1)   Indebtedness of the Company in respect of the notes and Indebtedness of the Guarantors in respect of the Subsidiary Guarantees, in each case issued on the Issue Date;

          (2)   Indebtedness of the Company or any Guarantor under Credit Facilities together with the guarantees thereunder and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount at any one time outstanding not to exceed $1,850.0 million;

          (3)   Indebtedness of REG or the Company and its Subsidiaries under the Existing Notes;

          (4)   Indebtedness of the Company or any of its Subsidiaries outstanding on the Issue Date (other than the Existing Notes or Indebtedness outstanding under the Credit Facility);

          (5)   Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

          (6)   Indebtedness of the Company or any of its Subsidiaries to any one or the other of them;

          (7)   Indebtedness Incurred to renew, extend, refinance or refund (each, a "refinancing") the Existing Notes or any other Indebtedness outstanding on the Issue Date, including the notes, in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

          (8)   Indebtedness of the Parent Guarantor or any Subsidiary Incurred in connection with the Guarantee of any Indebtedness of the Company or the Guarantors in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Parent Guarantee or the Subsidiary Guarantee, as the case may be;

          (9)   Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

          (10) Capital Lease Obligations of the Company or any of its Subsidiaries;

          (11) Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

          (12) Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (13) Acquired Indebtedness; provided that such Indebtedness, if Incurred by the Company, would be in compliance with the covenant described under "Certain Covenants—Limitation on Consolidated Indebtedness";

          (14) Indebtedness of the Company or any of its Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the notes;

          (15) Construction Indebtedness in an aggregate principal amount that does not exceed $100.0 million at any time outstanding;

          (16) Indebtedness of the Company or a Subsidiary Guarantor not otherwise permitted to be Incurred pursuant to clauses (1) through (15) above which, together with any other Indebtedness Incurred pursuant to this clause (16), has an aggregate principal amount that does not exceed $500.0 million at any time outstanding; and

          (17) Indebtedness incurred by the Company or any of its Subsidiaries with respect to Digital Projector Financing in an aggregate principal amount incurred not to exceed $200.0 million.

        "Permitted Interest Rate Protection Agreements" means, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

        "Permitted Liens" means, with respect to any Person:

          (1)   Liens on the property and assets of the Company and the Guarantors securing Indebtedness and the Guarantees permitted to be Incurred under the Indenture (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount not to exceed the greater of (a) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Senior Secured Leverage Ratio of the Company to exceed 2.75 to 1.00 and (b) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to clause (2) of the definition of Permitted Indebtedness; provided that in each case the Company may elect pursuant to an Officer's Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this clause (1), to be an Incurrence at such subsequent time;

          (2)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (3)   Liens imposed by law, including carriers', warehousemen's and mechanics' Liens and other similar Liens, on the property of the Company or any Subsidiary, in each case arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due, or are being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

          (4)   Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

          (5)   Liens on the Capital Stock of Unrestricted Subsidiaries;

          (6)   Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

          (7)   encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (8)   Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

          (9)   leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company and any of its Subsidiaries taken as a whole;

          (10) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (11) Liens for the purpose of securing the payment of all or a part of the purchase price of purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business provided that:

            (a)   the aggregate principal amount of Indebtedness (excluding Acquisition Indebtedness) secured by such Liens does not exceed the cost of the assets or property so acquired or constructed and such Indebtedness (excluding Acquisition Indebtedness) does not exceed $100.0 million in the aggregate at any one time outstanding and does not exceed the cost of assets or property so acquired or constructed (provided, however, that Deemed Capitalized Leases shall not be subject to this clause (11)(a)); and

            (b)   such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

          (12) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

          (13) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;

          (14) Liens existing on the Issue Date (excluding Liens relating to obligations under the Credit Facilities and Liens of the kind referred to in clause (11) above);

          (15) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Subsidiary;

          (16) Liens on property at the time the Company or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Subsidiary;

          (17) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or another Subsidiary;

          (18) Liens securing the notes, the Parent Guarantee and the Subsidiary Guarantees;

          (19) Liens securing Indebtedness Incurred to refinance Indebtedness that was previously so secured (other than Liens Incurred pursuant to clauses (1), (22) or (23)); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;

          (20) any interest or title of a lessor under any Capital Lease Obligation or operating lease;

          (21) Liens securing Construction Indebtedness not to exceed $100.0 million;

          (22) Liens securing letters of credit in an amount not to exceed $30.0 million in the aggregate at any one time; and

          (23) other Liens securing Indebtedness in an amount not to exceed $50.0 million in the aggregate at any one time.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Rating Agencies" means Moody's and S&P or if Moody's or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company that shall be substituted for Moody's or S&P or both, as the case may be.

        "Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the notes or is mandatorily redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "REG" means Regal Entertainment Group or successor thereto.

        "Restricted Payments" has the meaning set forth in the "Limitation on Restricted Payments" covenant.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Senior Indebtedness" means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, all amounts payable by the Company and its Subsidiaries under or in respect of Indebtedness of the Company and its Subsidiaries, including the notes and premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any of its Subsidiaries at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

          (1)   any obligation of the Company to any Subsidiary or any obligation of a Subsidiary to the Company or another Subsidiary;

          (2)   any liability for Federal, state, foreign, local or other taxes owed or owing by the Company or any of its Subsidiaries;

          (3)   any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

          (4)   any Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries, as the case may be, including, without limitation, any Subordinated Obligations or Guarantor Subordinated Obligations; or

          (5)   any Capital Stock.

        "Senior Secured Leverage Ratio" of any Person means, for any period, the ratio of (a) Net Senior Secured Indebtedness of such Person and its Subsidiaries as of the date of determination to (b) Consolidated EBITDA of such Person for the four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred;

provided, however, that if the Company or any Subsidiary:

          (a)   has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Senior Secured Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the end of such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be:

            (i)    the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

            (ii)   if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

  and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

          (b)   has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Senior Secured Leverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity," when used with respect to any note or any installment of interest thereof, means the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable.

        "Stockholders Agreement" means Amended and Restated Stockholders Agreement, dated May 14, 2002 between REG and Anschutz Company.

        "Subordinated Obligation" means any Indebtedness of the Company that is subordinate or junior in right of payment to the notes pursuant to a written agreement.

        "Subsidiary" of any person means:

          (1)   any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and

          (2)   any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.

        Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of "Unrestricted Subsidiary" unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

        "Subsidiary Guarantee" means, individually, any Guarantee of payment of the notes pursuant to the Indenture by a Guarantor and any supplemental indenture applicable thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed in the Indenture.

        "Subsidiary Guarantor" means each Subsidiary of the Company that provides a Subsidiary Guarantee on the date of the Indenture and any other Subsidiary of the Company that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon the release or discharge of such Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Subsidiary shall cease to be a Subsidiary Guarantor.

        "Surviving Entity" has the meaning set forth under "Merger and Sale of Substantially All Assets."

        "Theatre Completion" means any motion picture theatre or screen which was first opened for business by the Company or a Subsidiary, including through mergers, acquisitions or consolidations, during any applicable period.

        "Unrestricted Subsidiary" means a Subsidiary of the Company designated in writing to the Trustee:

          (1)   whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness; and

          (2)   that has no Indebtedness other than Non-Recourse Indebtedness; and

          (3)   that has no Subsidiaries other than Unrestricted Subsidiaries.

        Notwithstanding the foregoing, DCIP shall be an Unrestricted Subsidiary to the extent we acquire additional Equity Interests in DCIP pursuant to a merger or acquisition such that DCIP becomes a Subsidiary of the Company.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Weighted Average Life" means, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Events of Default

        The following will be "Events of Default" under the Indenture:

          (1)   default in the payment of any interest on any note when it becomes due and payable and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of or premium, if any, on any note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (3)   failure to comply with the covenant described under "Merger and Sale of Substantially All Assets";

          (4)   default in the performance, or breach, of any covenant or warranty of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1), (2) or (3) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

          (5)   (a) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Significant Subsidiary, aggregating $25.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (b) Indebtedness of the Company or any Significant Subsidiary, aggregating $25.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid, or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

          (6)   any holder of any Indebtedness in excess of $25.0 million in the aggregate of the Company or any Significant Subsidiary shall notify the Trustee of the intended sale or disposition of any assets of the Company or any Significant Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of the Company or any Significant Subsidiary pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or any Significant Subsidiary or in accordance with applicable law;

          (7)   one or more final judgments or orders shall be rendered against the Company or any Significant Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $25.0 million and shall not be discharged and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

          (8)   the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary; and

          (9)   except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

        If an Event of Default (other than an Event of Default specified in clause (8) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all notes due and payable.

        If an Event of Default specified in clause (8) above occurs and is continuing, then the principal, premium, if any, and accrued and unpaid interest, if any, of all the notes shall become due and payable without any declaration or other act on the part of the Trustee or any holder of notes. After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

          (1)   the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:

            (A)  all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

            (B)  all overdue interest on all notes;

            (C)  the principal of and premium, if any, on any notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

            (D)  to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and

          (2)   all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the notes because an Event of Default specified in paragraph (5) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (1) is Indebtedness in the form of a Capital Lease Obligation or an operating lease entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (2) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (3) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

        The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Trust Indenture Act contains limitations on the rights of the Trustee, should it be a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

        The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture.

Defeasance and Covenant Defeasance of the Indenture

        The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to all outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantee ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and to have satisfied its other obligations under the Indenture, except for the following that shall survive until otherwise terminated or discharged:

          (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due;

          (2)   the Company's obligations with respect to the notes relating to the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture;

          (3)   its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee; and

          (4)   the defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain restrictive covenants under the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

        In order to exercise either defeasance or covenant defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest on the outstanding notes on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest;

          (2)   in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that:

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (3)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4)   the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

          (5)   the Company must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all such notes that have been authenticated, except notes that have been lost, destroyed or wrongfully taken and that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

            (b)   all notes that have not been delivered to the Trustee for cancellation have become due and payable, whether at maturity or upon redemption or will become due and payable within one year or are to be called for redemption within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

          (3)   the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture and the notes; and

          (4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes issued thereunder at maturity or at the redemption date, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied at the Company's cost and expense.

Modification and Waiver

        Modifications and amendments of the Indenture may be entered into by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

          (1)   change the Stated Maturity of the principal of, or any installment of interest on, any note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

          (2)   reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price;

          (3)   reduce the percentage in principal amount of outstanding notes, the consent of whose holders is necessary to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults; or

          (4)   modify any of the provisions relating to supplemental indentures requiring the consent of holders of the notes, relating to the rights of holders to receive payment of principal and interest on the notes, or to bring suit for the enforcement of such payment, on or after the respective due dates set forth in the notes, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes the consent of whose holders is required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby.

        The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance with certain restrictive covenants and provisions of the Indenture.

        Without the consent of any holder of the notes, the Company and the Trustee may amend the Indenture to: cure any ambiguity, omission, defect or inconsistency; provide for the assumption by a successor corporation of the obligations of the Company under the Indenture; provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code); add Guarantees with respect to the notes; secure the notes; add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company; make any change that does not adversely affect the rights of any holder of the notes; or comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

        U.S. Bank National Association is the Trustee under the Indenture.

Governing Law

        The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Regal Entertainment Group, Attention: Chief Financial Officer, 7132 Regal Lane, Knoxville TN 37918, (865) 922-1123.

Book-Entry System

        The notes offered hereby will initially be issued in the form of global notes held in book-entry form. The notes offered hereby will be deposited with the Trustee as custodian for The Depository Trust Company (the "Depository"), and the Depository or its nominee will initially be the sole registered holder of the notes for all purposes under the Indenture. Except as set forth below, a global note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository.

        Upon the issuance of a global note, the Depository or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interest represented by such global note purchased by such persons in this offering. Such accounts shall initially be designated by the underwriters with respect to notes placed by the underwriters for the Company. Ownership of beneficial interests in a global note will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such global note. Ownership of beneficial interests in such global note by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global note.

        Payment of principal, premium, if any, and interest on notes represented by any such global note will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company or the underwriters will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a global note representing any notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

        The Company expects that upon receipt of any payment of principal of, premium, if any, or interest on any global note, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global note, as shown on the records of the Depository. The Company expects that payments by participants to owners of beneficial interests in a global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        So long as the Depository or its nominee is the registered owner or holder of such global note, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the Indenture and the notes. Beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided below, owners of beneficial interests in a global note will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of such global note for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a global note desires to give or take any action that a holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        The Company understands that the Depository will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with the Depository interests in the global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, any agent of the Company or the underwriters will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The Depository has advised the Company that the Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certificated Notes

        Notes represented by a global note are exchangeable for certificated notes only if (i) the Depository notifies the Company that the Depository is unwilling or unable to continue as a depository for such global note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days, (ii) the Company executes and delivers to the Trustee a notice that such global note shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes represented by such global note. Any global note that is exchangeable for certificated notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in such names as the Depository or its nominee holding such global note may direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of like denomination to be registered in the name of the Depository or its nominee. In the event that a global note becomes exchangeable for certificated notes, (i) certificated notes will be issued only in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof, (ii) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable; at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain material United States federal income tax considerations of the purchase, ownership and disposition of the notes. The following discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Code, applicable Treasury Regulations, Internal Revenue Service, or IRS, rulings and pronouncements, and judicial decisions in effect as of the date of this prospectus, any of which may be subsequently changed, possibly retroactively, or interpreted differently by the IRS, so as to result in United States federal income tax consequences different from those discussed below. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as financial institutions, insurance companies, dealers in securities or currencies, partnerships or other pass-through entities (or investors in such entities), tax-exempt organizations, persons holding the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for tax purposes, regulated investment companies, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting for their securities, former citizens or residents of the United States, and United States Holders, as defined below, with a functional currency other than the U.S. dollar. In addition, this summary deals only with a note held as a "capital asset" within the meaning of Section 1221 of the Code by a beneficial owner who purchases the note on original issuance at the first price at which a substantial amount of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the "issue price." Moreover, the effect of any alternative minimum tax, applicable state, local or foreign tax laws, or of United States federal tax law other than income taxation, is not discussed.

        As used herein, "U.S. Holder" means a beneficial owner of notes who, or that, is:

  (1)
  an individual who is a citizen or resident of the United States, including an alien resident who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  (2)
  a corporation (or other entity treated as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  (3)
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  (4)
  a trust if (i) (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

        As used herein, a "non-U.S. Holder" means a beneficial owner of notes, other than a partnership (or other entity treated as a partnership for United States federal income tax purposes), who or that is not a U.S. Holder.

        If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of notes that is a partnership, and partners in such partnership, are urged to consult their tax advisors about the United States federal income tax consequences of purchasing, owning and disposing of the notes.

        We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

        PERSONS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR INDEPENDENT TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

U.S. Holders

  Interest Payments

        U.S. Holders generally will be required to include payments of stated interest in income as they are received or accrued, in accordance such holders' regular method of accounting for U.S. federal income tax purposes.

        In certain circumstances (see "Description of the Notes—Optional Redemption," and "Description of the Notes—Change of Control"), Regal Cinemas may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount or timing of original issue discount, or OID, that a U.S. Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made or if the amount of any such payments is considered incidental. We believe that the likelihood that we will be obligated to make any such payments is remote and that any such payments will be incidental. Therefore, we do not intend to treat the potential payment of these amounts as part of the yield to maturity of the notes. Our determination that these contingencies are remote and that any such payments will be incidental is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS and if the IRS were to challenge this determination, a U.S. Holder might be required to include in its gross income an amount of OID and might be required to treat income realized on the taxable disposition of a note before the resolution of the contingencies as ordinary income rather than capital gain. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. Holder. If any such amounts are in fact paid, U.S. Holders will be required to recognize such amounts as income.

        As a general matter, if and to the extent that a U.S. Holder acquires a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest (generally, stated interest that is unconditionally payable in cash or property at least annually at a fixed rate), then such U.S. Holder will be considered to have acquired the debt instrument with "amortizable bond premium." Generally, a U.S. Holder may elect to amortize such bond premium as an offset to stated interest income in respect of the note, using a constant yield method prescribed under applicable Treasury Regulations, over the remaining term of the note. If a U.S. Holder elects to amortize bond premium, such holder must reduce the basis in the note by the amount of the premium used to offset stated interest. If a U.S. Holder does not elect to amortize the premium, that premium will decrease the gain or increase the loss that would otherwise be recognized on disposition of the notes. The rules relating to amortizable bond premium, the determination of the accrual period for any such bond premium, and the effect of an election to amortize bond premium, are complex and potential investors should consult a tax advisor regarding the application of these rules in their particular circumstances.

  Sale, Retirement, Redemption or Other Taxable Disposition of a Note

        A U.S. Holder of a note will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such note in an amount equal to the difference between:

  (1)
  the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest, which will be subject to tax as ordinary income to the extent not previously included in income); and

  (2)
  the U.S. Holder's adjusted tax basis in such note. A U.S. Holder's adjusted tax basis in a note generally will be the price paid for the note by the U.S. Holder decreased by the amount of any payments, other than stated interest payments, received and any amortizable bond premium taken with respect to such note.

        Any gain or loss recognized on a taxable disposition of such note will generally be capital gain or loss. Such capital gain or loss will generally be long-term capital gain or loss if the note has been held by the U.S. Holder for more than one year. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. Holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

        For purposes of the discussion below, interest and any gain on the sale, exchange or retirement (including a redemption) of a note will be considered to be "U.S. trade or business income" if such income or gain is (1) effectively connected with the non-U.S. Holder's conduct of a U.S. trade or business and (2) if required by an applicable tax treaty for which the non-U.S. holder is eligible for the benefits, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the non-U.S. Holder in the United States.

  Interest Payments

        Subject to the discussion below concerning backup withholding, generally, interest paid on a note will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Generally, interest on the notes will qualify as portfolio interest and will be eligible for the portfolio interest exemption if the non-U.S. Holder (1) does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, (2) is not a "controlled foreign corporation" with respect to which we are a "related person," as such terms are defined in the Code, (3) is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code, and (4) provides the required certifications, under penalties of perjury, that the beneficial owner of the notes is not a U.S. person on a properly completed IRS Form W-8BEN executed prior to the payment.

        The gross amounts of interest that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty for which the non-U.S. Holder is eligible for the benefits applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax at a 30% rate or, if applicable, a lower treaty rate. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a non-U.S. Holder must provide a properly completed and executed IRS Form W-8ECI (in the case of U.S. trade or business income) or

IRS Form W-8BEN (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest. These forms may be required to be periodically updated. A non-U.S. Holder claiming the benefits of a treaty is generally required to provide a U.S. taxpayer identification number on the IRS Form W-8BEN. If, however, the notes are treated as being traded on an established financial market, a non-U.S. Holder who is claiming the benefits of a treaty will not be required to obtain and to provide a U.S. taxpayer identification number on the IRS Form W-8BEN. In certain circumstances, in lieu of providing an IRS Form W-8BEN, the non-U.S. Holder may provide certain documentary evidence issued by foreign governmental authorities to prove residence in a foreign country in order to claim treaty benefits.

        Special procedures relating to U.S. withholding taxes are provided under applicable Treasury Regulations for payments through qualified intermediaries or certain financial institutions that hold customers' securities in the ordinary course of their trade or business.

  Sale, Retirement, Redemption or Other Disposition of a Note

        A non-U.S. Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of a note unless:

  (1)
  the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met; or

        (2)   the gain is "U.S. trade or business income."

        A non-U.S. Holder described in clause (2) above will generally be subject to tax in the same manner as a U.S. Holder with respect to gain realized on the sale or exchange of a note. In certain circumstances, a non-U.S. Holder which is a corporation will be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate, on such income. If a non-U.S. holder is an individual described in the clause (1) above, such holder will be subject to a flat 30% tax on the gain derived from the sale, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. Amounts attributable to accrued but unpaid stated interest will be subject to the rules applicable to interest, as described in "Non-U.S. Holders—Interest Payments."

Information Reporting and Backup Withholding

        Certain non-corporate U.S. Holders may be subject to information reporting requirements on payments of principal and interest on a note and payments of the proceeds of the sale of a note, and backup withholding tax at the applicable rate (currently 28%) may apply to such payments if the U.S. Holder:

  (1)
  fails to furnish an accurate taxpayer identification number, or TIN, or certification of exempt status to the payor in the manner required;

        (2)   is notified by the IRS that it has failed to properly report payments of interest or dividends; or

  (3)
  under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding.

        A non-U.S. Holder is generally not subject to backup withholding on payments of interest if it certifies as to its status as a non-United States Holder under penalties of perjury in the manner described in "—Non-U.S. Holders—Interest Payments" above or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that the non-U.S. Holder is a United States person or that the conditions of any other exemptions are not, in fact, satisfied. However, information reporting requirements will apply to payments of interest to non-U.S. Holders. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.

        The payment of the proceeds from the disposition of notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury in the manner described in "—Non-U.S. Holders—Interest Payments" above or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the non-U.S. Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

        The payment of the proceeds from the disposition of a note to or through a non-United States office of a non-United States broker that is not a "United States related person," generally will not be subject to information reporting or backup withholding. For this purpose, a "United States related person" is:

  (1)
  a controlled foreign corporation for United States federal income tax purposes;

  (2)
  a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business; or

  (3)
  a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which more than 50% of its income or capital interests are held by United States persons.

        In the case of the payment of proceeds from the disposition of notes to or through a non-United States office of a broker that is either a United States person or a United States related person, the payment may be subject to information reporting unless the broker has documentary evidence in its files that the owner is a non-U.S. Holder and the broker has no knowledge or reason to know to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a United States person or a United States related person (absent actual knowledge that the payee is a United States person).

        Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or a credit against such holder's United States federal income tax liability, provided that the requisite procedures are followed in a timely manner.

Medicare Tax on Unearned Income

        Newly enacted legislation requires certain U.S. shareholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and gains from the sale or other disposition of notes for taxable years beginning after December 31, 2012. U.S. shareholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes.

        Holders of notes are urged to consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated May       , 2010, Regal Cinemas has agreed to sell to the underwriters, for whom Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Barclays Capital Inc. and Deutsche Bank Securities Inc. are acting as representatives, and they have severally agreed to purchase, the following respective principal amounts of the notes.

Underwriters	Principal Amount
Credit Suisse Securities (USA) LLC
Barclays Capital Inc.
Banc of America Securities LLC
Deutsche Bank Securities Inc.

Total	$250,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults on its purchase commitments, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        The underwriters propose to offer the notes initially at the offering price on the cover page of this prospectus and may also offer the notes to selling group members at the offering price less a selling concession. After the initial public offering, the representative may change the public offering price and concession and discount to the broker/dealers.

        Regal Cinemas and the guarantors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any United States dollar-denominated debt securities issued or guaranteed by us and having a maturity of more than one year from the date of issue, or publicly disclose our intention to make any offer, sale, pledge disposition or filing, without, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus. Regal Cinemas and the guarantors have agreed to indemnify the underwriters against certain liabilities or to contribute to payments which they may be required to make in that respect.

        There is no established trading market for the notes. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable law. They are not obligated, however, to make a market in the notes and any market-making may be discontinued at any time at their sole discretion. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes.

        In connection with the offering, the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

  •
  Over-allotment involves sales by the underwriters of notes in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market the price of the notes or preventing or retarding a decline in the market price of the notes. These transactions, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

        We expect that delivery of the notes will be made against payment thereof on or about May 17, 2010, which is the seventh business day following the expected date of pricing of the notes (this settlement cycle being referred to as "T+7"). Under Rule 15c6-1 adopted by the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three (3) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes initially will settle in T+7 or specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

        The underwriters and their affiliates have performed investment banking, financial advisory and/or lending services for us and our affiliates from time to time, for which they have received customary compensation, and may do so in the future. In particular, Credit Suisse AG, Cayman Islands Branch, an affiliate of Credit Suisse Securities (USA) LLC, is the administrative agent under Regal Cinemas' existing senior credit facility. In addition, affiliates of each of Barclays Capital Inc. and Banc of America Securities LLC are lenders under Regal Cinemas' existing senior credit facility, affiliates of Credit Suisse Securities (USA) LLC and Banc of America Securities LLC hold some of our 9.375% senior subordinated notes, and affiliates of the underwriters also may hold or be lenders under other indebtedness that we may repurchase or repay with the net proceeds of this offering, and therefore such affiliates would receive their pro rata share of any net proceeds from this offering that we use to repay any such indebtedness under which they are lenders or holders. One or more additional underwriters may serve as co-managers of or otherwise act as underwriters in this offering. Affiliates of those underwriters also may be lenders under the new senior credit facility, holders or our 9.375% senior subordinated notes or holders or lenders under other indebtedness that we may repurchase or repay with the net proceeds of this offering, and therefore such affiliates would receive their pro rata share of any net proceeds from this offering that we use to repay any such indebtedness under which they are lenders or holders. Affiliates of those underwriters also may be lenders under the new senior credit facility and, in such case, will receive their pro rata share of the net proceeds from this offering through the repayment of the commitments they have extended under the existing senior credit facility. In addition, as described under "Description of New Senior Credit Facility," Credit Suisse AG, Cayman Islands Branch will be the administrative agent and a lender under Regal Cinemas' new senior credit facility. In addition, an affiliate of Banc of America Securities LLC, Barclays Capital Inc. and Deutsche Bank Securities Inc. is expected to be a lender under the term loan under Regal Cinemas' new senior credit facility. As described above under "Use of Proceeds," Regal Cinemas intends to use all of the net proceeds from this offering and borrowings under the new senior credit facility to repay all of the approximately $1,262.1 million in outstanding indebtedness under Regal Cinemas' existing senior credit facility and pay fees and expenses related to this offering and the new senior credit facility.

 LEGAL MATTERS

        Certain legal matters regarding the notes and the guarantees will be passed upon for REG and Regal Cinemas by Hogan Lovells US LLP, Denver, Colorado. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements of REG and its subsidiaries as of December 31, 2009 and January 1, 2009, and the related consolidated statements of income, deficit and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009 consolidated financial statements refers to the changes in accounting for noncontrolling interests as of January 2, 2009, convertible debt instruments as of January 2, 2009, and uncertain tax positions as of December 29, 2006.

        The financial statements of National CineMedia, LLC, incorporated in this prospectus by reference from REG's Annual Report on Form 10-K/A have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is also incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" certain of our publicly filed documents, which means that we can disclose important information to you by referring you to those documents. Similarly, we are incorporating by reference certain information filed previously with the SEC into this prospectus. We incorporate by reference the documents listed below, and any REG filings hereafter made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto), until all of the notes described in this prospectus are sold:

  •
  REG Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2010;

  •
  REG Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2009; and

  •
  REG Current Reports on Form 8-K filed with the SEC on January 19, 2010, February 16, 2010, March 16, 2010, and April 29, 2010 (specifically excluding the information in any such Form 8-K furnished under Item 2.02 and the exhibits furnished thereto).

        We will provide to you, without charge, upon your written or oral request, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Investor Relations, Regal Entertainment Group, 7132 Regal Lane, Knoxville, Tennessee 37918, or by telephone at (865) 922-1123.

 WHERE YOU CAN FIND MORE INFORMATION

        REG files annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document that REG files at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. REG's SEC filings are also available to the public from the SEC's website at http://www.sec.gov, and at the offices of the New York Stock Exchange. For further information on obtaining copies of REG's public filings at the New York Stock Exchange, you should call (212) 656-5060. REG's reports are also available on our website at www.regmovies.com.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by Regal Cinemas in connection with the sale of the securities being registered. All amounts shown are estimates.

SEC registration fee	$	*
Legal fees and expenses		$200,000
Accounting fees and expenses		$100,000
Printing and engraving expenses		$40,000
Rating agency fees and expenses		$1,000,000
Trustee's fees and expenses		$5,000
Miscellaneous expenses		$46,000
Total	$	*

*
Omitted because the registration fee is being deferred pursuant to Rule 456(b) of the Securities Act of 1933, as amended.

Item 15.    Indemnification of Directors and Officers.

        The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability: for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the Delaware General Corporation Law (unlawful dividends); or for transactions from which the director derived improper personal benefit.

        Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We will also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to us of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the amended and restated certificate of incorporation or otherwise.

        The indemnification rights set forth above shall not be exclusive of any other right that an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, or any vote of stockholders or disinterested directors or otherwise.

        We have a form of indemnification agreement that we have entered with each of our directors that provides that we will indemnify each director who becomes a party thereto against claims arising out of events or occurrences related to such individual's service on the Company's Board; provided such individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and our stockholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under the indemnification agreements, the Company agrees to maintain directors' and officers liability insurance for our directors.

        Mr. Campbell, Ms. Miles, Mr. Dunn, Mr. Ownby and Mr. Brandow have each signed executive employment agreements with us that provide we will indemnify each of them against claims arising out of events or occurrences related to that individual's service as an officer, director or agent of the

Company, except to the extent such claims arise from conduct for which indemnification is not permitted under our amended and restated certificate of incorporation and amended and restated bylaws.

        We maintain insurance to protect ourselves and our directors, officers and representatives against any such expense, liability or loss, whether or not we would have the power to indemnify them against such expense, liability or loss under the Delaware General Corporation Law.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 16.    Exhibits.

Number	Description
1.1	Form of Underwriting Agreement
4.1
Indenture, dated July 15, 2009, by and among Regal Cinemas Corporation, Regal Entertainment Group, certain subsidiaries of Regal Cinemas Corporation listed as guarantors on the signature pages thereto and U.S. Bank National Association, including the form of 8.625% Senior Note due 2019 (Exhibit A to the Indenture) (filed as exhibit 4.1 to Regal Entertainment Group's Current Report on Form 8-K (Commission File No. 001-31315) on July 15, 2009, and incorporated by reference herein)
4.2
Form of Supplemental Indenture by and among Regal Cinemas Corporation, Regal Entertainment Group, certain subsidiaries of Regal Cinemas Corporation listed as guarantors on the signature pages thereto and U.S. Bank National Association
5.1	Opinion of Hogan Lovells US LLP
5.2	Opinion of Bradley Arant Boult Cummings LLP
5.3	Opinion of Bass Berry & Sims PLC
5.4	Opinion of Davis Wright Tremaine, LLP
5.5	Opinion of Day Pitney LLP
12.1	Ratio of Earnings to Fixed Charges
23.1	Consent of KPMG LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Opinion of Hogan Lovells US LLP (included in Exhibit 5.1)
23.4	Consent of Bradley Arant Boult Cummings LLP (included in Exhibit 5.2)
23.5	Consent of Opinion of Bass Berry & Sims PLC (included in Exhibit 5.3)
23.6	Consent of Opinion of Davis Wright Tremaine, LLP (included in Exhibit 5.4)

Number	Description
23.7	Consent of Day Pitney LLP (included in Exhibit 5.5)
24.1	Power of Attorney (included on the signature pages to the registration statement)
25.1
Form of T-1 Statement of Eligibility (filed as exhibit 25.1 to Regal Entertainment Group's Registration Statement on Form S-4 (Commission File No. 001-31315) on October 13, 2009, and incorporated by reference herein)

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information not in the registration statement;

        Provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5) or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or

  (x) (§ 230.415(a)(1)(i), (vii) or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at the date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any document immediately prior to such effective date.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

          (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Knoxville, state of Tennessee, on May 5, 2010.

REGAL CINEMAS CORPORATION
/s/ AMY E. MILES Amy E. Miles Chief Executive Officer

POWER OF ATTORNEY

        The undersigned directors and officers of the registrant listed above hereby appoint each of Peter B. Brandow and David H. Ownby as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-3 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ AMY E. MILES Amy E. Miles	Chief Executive Officer and Director (Principal Executive Officer)	May 5, 2010
/s/ GREGORY W. DUNN Gregory W. Dunn	Director	May 5, 2010
/s/ DAVID H. OWNBY David H. Ownby	Executive Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 5, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Knoxville, state of Tennessee, on May 5, 2010.

REGAL ENTERTAINMENT GROUP
/s/ AMY E. MILES Amy E. Miles Chief Executive Officer

POWER OF ATTORNEY

        The undersigned directors and officers of the registrant listed above hereby appoint each of Peter B. Brandow and David H. Ownby as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-3 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ MICHAEL L. CAMPBELL Michael L. Campbell	Executive Chairman and Director	May 5, 2010
/s/ AMY E. MILES Amy E. Miles	Chief Executive Officer and Director (Principal Executive Officer)	May 5, 2010
/s/ DAVID H. OWNBY David H. Ownby	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 5, 2010
/s/ THOMAS D. BELL, JR. Thomas D. Bell, Jr.	Director	May 5, 2010

Signature	Title	Date

/s/ CHARLES E. BRYMER Charles E. Brymer	Director	May 5, 2010
/s/ STEPHEN A. KAPLAN Stephen A. Kaplan	Director	May 5, 2010
/s/ DAVID H. KEYTE David H. Keyte	Director	May 5, 2010
/s/ LEE M. THOMAS Lee M. Thomas	Director	May 5, 2010
/s/ JACK TYRRELL Jack Tyrrell	Director	May 5, 2010
/s/ NESTOR R. WEIGAND, JR. Nestor R. Weigand, Jr.	Director	May 5, 2010
/s/ ALEX YEMENIDJIAN Alex Yemenidjian	Director	May 5, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Knoxville, state of Tennessee, on May 5, 2010.

REGAL CINEMAS, INC.
/s/ AMY E. MILES Amy E. Miles Chief Executive Officer

POWER OF ATTORNEY

        The undersigned directors and officers of the registrant listed above hereby appoint each of Peter B. Brandow and David H. Ownby as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-3 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ AMY E. MILES Amy E. Miles	Chief Executive Officer and Director (Principal Executive Officer)	May 5, 2010
/s/ GREGORY W. DUNN Gregory W. Dunn	Director	May 5, 2010
/s/ DAVID H. OWNBY David H. Ownby	Executive Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 5, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Knoxville, state of Tennessee, on May 5, 2010.

A 3 THEATRES OF SAN ANTONIO, LTD.
        By: A 3 Theatres of Texas, Inc.,
        its General Partner
 A 3 THEATRES OF TEXAS, INC.
EASTGATE THEATRE, INC.
EDWARDS THEATRES, INC.
FREDERICK PLAZA CINEMA, INC.
HOYTS CINEMAS CORPORATION
INTERSTATE THEATRES CORPORATION
R.C. COBB, INC.
REGAL CINEMAS HOLDINGS, INC.
REGAL CINEMEDIA CORPORATION
REGAL INVESTMENT COMPANY
UNITED ARTISTS PROPERTIES I CORP.
UNITED ARTISTS REALTY COMPANY
UNITED ARTISTS THEATRE COMPANY
/s/ AMY E. MILES Amy E. Miles President

POWER OF ATTORNEY

        The undersigned directors and officers of the registrant listed above hereby appoint each of Peter B. Brandow and David H. Ownby as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-3 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ AMY E. MILES Amy E. Miles	President and Director (Principal Executive Officer)	May 5, 2010

Signature	Title	Date

/s/ GREGORY W. DUNN Gregory W. Dunn	Director	May 5, 2010
/s/ DAVID H. OWNBY David H. Ownby	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 5, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Knoxville, state of Tennessee, on May 5, 2010.

CONSOLIDATED THEATRES MANAGEMENT, L.L.C. R.C. COBB II, LLC RCI/FSSC, LLC RCI/RMS, LLC REGAL CINEMAS II, LLC REGAL GALLERY PLACE, LLC RICHMOND I CINEMA, L.L.C. UA SWANSEA, LLC
/s/ AMY E. MILES Amy E. Miles President

POWER OF ATTORNEY

        The undersigned directors and officers of the registrant listed above hereby appoint each of Peter B. Brandow and David H. Ownby as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-3 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ AMY E. MILES Amy E. Miles	President and Manager (Principal Executive Officer)	May 5, 2010
/s/ GREGORY W. DUNN Gregory W. Dunn	Manager	May 5, 2010
/s/ DAVID H. OWNBY David H. Ownby	Vice President, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)	May 5, 2010

Exhibit Index

Number	Description
1.1*	Form of Underwriting Agreement
4.1
Indenture, dated July 15, 2009, by and among Regal Cinemas Corporation, Regal Entertainment Group, certain subsidiaries of Regal Cinemas Corporation listed as guarantors on the signature pages thereto and U.S. Bank National Association, including the form of 8.625% Senior Note due 2019 (Exhibit A to the Indenture) (filed as exhibit 4.1 to Regal Entertainment Group's Current Report on Form 8-K (Commission File No. 001-31315) on July 15, 2009, and incorporated by reference herein)
4.2*
Form of Supplemental Indenture by and among Regal Cinemas Corporation, Regal Entertainment Group, certain subsidiaries of Regal Cinemas Corporation listed as guarantors on the signature pages thereto and U.S. Bank National Association.
5.1*	Opinion of Hogan Lovells US LLP
5.2*	Opinion of Bradley Arant Boult Cummings LLP
5.3*	Opinion of Bass Berry & Sims PLC
5.4*	Opinion of Davis Wright Tremaine, LLP
5.5*	Opinion of Day Pitney LLP
12.1*	Ratio of Earnings to Fixed Charges
23.1*	Consent of KPMG LLP
23.2*	Consent of Deloitte & Touche LLP
23.3*	Consent of Opinion of Hogan Lovells US LLP (included in Exhibit 5.1)
23.4*	Consent of Bradley Arant Boult Cummings LLP (included in Exhibit 5.2)
23.5*	Consent of Opinion of Bass Berry & Sims PLC (included in Exhibit 5.3)
23.6*	Consent of Opinion of Davis Wright Tremaine, LLP (included in Exhibit 5.4)
23.7*	Consent of Day Pitney LLP (included in Exhibit 5.5)
24.1*	Power of Attorney (included on the signature pages to the registration statement)
25.1
Form of T-1 Statement of Eligibility (filed as exhibit 25.1 to Regal Entertainment Group's Registration Statement on Form S-4 (Commission File No. 001-31315) on October 13, 2009, and incorporated by reference herein)

*
Filed herewith.